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INTEL CORPORATION
2200 Mission College Blvd.
Santa Clara, CA 95054-1549
(408) 765-8080

April 2, 2010

Dear Stockholder:

We look forward to your attendance in person, virtually via the Internet, or by proxy at the 2010 Annual Stockholders’ Meeting. We will hold the meeting at 8:30 a.m. Pacific Time on Wednesday, May 19, 2010. You may attend and participate in the annual meeting via the Internet at www.intc.com where you will be able to vote electronically and submit questions during the meeting. Only stockholders who use their control number to log on to the meeting will be able to vote electronically and submit questions during the meeting. Stockholders also may attend the meeting in person at Intel Corporation, Building SC-12, 3600 Juliette Lane, Santa Clara, California 95054. Only stockholders showing proof of ownership will be allowed to attend the meeting in person.

We also are pleased to furnish proxy materials to stockholders primarily over the Internet. We believe that this process expedites stockholders’ receipt of proxy materials, while significantly lowering the costs of our annual meeting and conserving natural resources. On April 2, 2010, we mailed our stockholders a notice containing instructions on how to access our 2010 Proxy Statement and 2009 Annual Report and vote online. The notice also included instructions on how you can receive a paper copy of your annual meeting materials, including the notice of annual meeting, proxy statement, and proxy card. If you received your annual meeting materials by mail, the notice of annual meeting, proxy statement, and proxy card from our Board of Directors were enclosed. If you received your annual meeting materials via e-mail, the e-mail contained voting instructions and links to the proxy statement and the annual report on the Internet, both of which are available at www.intel.com/intel/annualreports.

At this year’s annual meeting, the agenda includes the following items:

Agenda Item	Board Recommendation

Election of Directors	FOR
Ratification of Ernst & Young LLP as our independent registered public accounting firm	FOR
Advisory vote on executive compensation	FOR

Please refer to the proxy statement for detailed information on each of the proposals and the annual meeting. Your vote is important, and we strongly urge you to cast your vote. For the election of directors, if you do not provide voting instructions via the Internet, by telephone, or by returning a proxy card or voting instruction card, your shares will not be voted. We encourage you to vote promptly, even if you plan to attend the annual meeting.

Sincerely yours,

Jane E. Shaw
Chairman of the Board

INTEL CORPORATION
2200 Mission College Blvd.
Santa Clara, California 95054-1549

NOTICE OF 2010 ANNUAL STOCKHOLDERS’ MEETING

TIME AND DATE	8:30 a.m. Pacific Time on Wednesday, May 19, 2010

PLACE	Intel Corporation, Building SC-12, 3600 Juliette Lane, Santa Clara, CA 95054

INTERNET	Attend the annual meeting online, including voting and submitting questions, at www.intc.com

AGENDA	• Elect the 10 director nominees named in the proxy statement

• Ratify Ernst & Young LLP as our independent registered public accounting firm

• Hold an advisory vote on executive compensation

• Transact other business that may properly come before the annual meeting (including adjournments and postponements)

RECORD DATE	March 22, 2010

MEETING ADMISSION	You are entitled to attend the annual meeting only if you were an Intel stockholder as of the close of business on March 22, 2010 or hold a valid proxy for the annual meeting. If attending the physical meeting, you should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record, meaning that you hold shares directly with Computershare Investor Services, LLC (“registered holders”), the inspector of elections will have your name on a list, and you will be able to gain entry with a form of government-issued photo identification, such as a driver’s license, state-issued ID card, or passport. If you are not a stockholder of record but hold shares through a broker, bank, or nominee (“street name” or “beneficial” holders), in order to gain entry you must provide proof of beneficial ownership as of the record date, such as an account statement or similar evidence of ownership, along with a form of government-issued photo identification. If you do not provide photo identification and comply with the other procedures outlined above for attending the annual meeting in person, you will not be admitted to attend the annual meeting location in person.

VOTING	Please vote as soon as possible to record your vote promptly, even if you plan to attend the annual meeting in person or via the Internet. Because of a change in New York Stock Exchange rules, unlike previous annual meetings, your broker will NOT be able to vote your shares with respect to the election of directors if you have not given your broker specific instructions to do so. We strongly encourage you to vote. You have three options for submitting your vote before the annual meeting:

• Internet

• Phone

• Mail

By Order of the Board of Directors

Cary I. Klafter
Corporate Secretary

Santa Clara, California
April 2, 2010

INTERNET AVAILABILITY OF PROXY MATERIALS

We are furnishing proxy materials to our stockholders primarily via the Internet. On April 2, 2010, we mailed most of our stockholders a Notice of Internet Availability containing instructions on how to access our proxy materials, including our proxy statement and our annual report. The Notice of Internet Availability also instructs you on how to vote via the Internet or by telephone. Other stockholders, in accordance with their prior requests, received e-mail notification of how to access our proxy materials and vote via the Internet, or have been mailed paper copies of our proxy materials and a proxy card or voting form.

Internet distribution of our proxy materials is designed to expedite receipt by stockholders, lower the cost of the annual meeting, and conserve natural resources. However, if you would prefer to receive paper copies of proxy materials, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

ATTENDING THE ANNUAL MEETING

Attending in person	Attending and participating via the Internet
     •  Doors open at 8:00 a.m. Pacific Time

     •  Meeting starts at 8:30 a.m. Pacific Time

     •  Proof of Intel Corporation stock ownership and photo identification will be required to attend the annual meeting

     •  You do not need to attend the annual meeting to vote if you submitted your proxy in advance of the annual meeting

     •  Security measures may include bag search, metal detector, and hand-wand search

     •  The use of cameras is not allowed

     •  There will be no food service at the meeting

•   www.intc.com; we encourage you to sign on prior to the meeting

•   Webcast starts at 8:30 a.m. Pacific Time

•   Stockholders may vote and submit questions while attending the meeting on the Internet

•   Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.intc.com

•   Anyone can view the annual meeting live via the Internet at www.intc.com

•   Webcast replay available until June 30, 2010

QUESTIONS

For questions regarding	Contact

Annual meeting	Intel Investor Relations, (408) 765-1480

Stock ownership for registered holders	Computershare Investor Services, LLC, www.computershare.com/contactus (800) 298-0146 (within the U.S. and Canada) or (312) 360-5123 (outside the U.S. and Canada)

Stock ownership for beneficial holders	Please contact your broker, bank, or other nominee

Voting	D. F. King & Co., Inc. (800) 967-7921 (within the U.S. and Canada) or (212) 269-5550 (outside the U.S. and Canada)

INTEL CORPORATION
2200 Mission College Blvd.
Santa Clara, CA 95054-1549

PROXY STATEMENT

Our Board of Directors solicits your proxy for the 2010 Annual Stockholders’ Meeting and at any postponement or adjournment of the meeting for the matters set forth in “Notice of 2010 Annual Stockholders’ Meeting.” The 2010 Annual Stockholders’ Meeting will be held at 8:30 a.m. Pacific Time on Wednesday, May 19, 2010, via the Internet at www.intc.com and at Intel Corporation, Building SC-12, 3600 Juliette Lane, Santa Clara, CA 95054. We made this proxy statement available to stockholders beginning on April 2, 2010.

Record Date	March 22, 2010

Quorum	Majority of shares outstanding on the record date must be present in person or by proxy

Shares Outstanding	5,536,334,256 shares of common stock outstanding as of March 22, 2010

Voting by Proxy	Internet, phone, or mail

Voting at the Meeting	We encourage stockholders to vote in advance of the annual meeting, even if they plan to attend the meeting. Stockholders can vote in person or via the Internet during the meeting. Stockholders of record who attend the annual meeting in person may obtain a ballot from the inspector of elections. Beneficial holders who attend the annual meeting in person must obtain a proxy from their broker, bank, or other nominee prior to the date of the annual meeting and present it to the inspector of elections with their ballot. Stockholders attending the annual meeting via the Internet should follow the instructions at www.intc.com in order to vote or submit questions at the meeting. Voting in person or via the Internet by a stockholder during the meeting will replace any previous votes.

Polls Close	9:15 a.m. Pacific Time on May 19, 2010

Changing Your Vote	Stockholders of record may revoke their proxy at any time before the polls close by submitting a later-dated vote in person or electronically at the annual meeting, via the Internet, by telephone, by mail, or by delivering instructions to our Corporate Secretary before the annual meeting. If you hold shares through a broker, bank, or other nominee, you may revoke any prior voting instructions by contacting that firm or by voting during the meeting via the Internet.

Votes Required to Adopt Proposals	Each share of our common stock outstanding on the record date is entitled to one vote on each of the 10 director nominees and one vote on each other matter. To be elected, directors must receive a majority of the votes cast (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). Approval of each of the other matters on the agenda requires the affirmative vote of the majority of the shares of common stock present or represented by proxy.

Effect of Abstentions and Broker Non-Votes	Shares not present at the meeting and shares voting “abstain” have no effect on the election of directors. For each of the other proposals, abstentions have the same effect as negative votes. Broker non-votes (shares held by brokers that do not have discretionary authority to vote on a matter and have not received voting instructions from their clients) have no effect. If you are a beneficial holder and do not provide specific voting instructions to your broker, under a recent rule change the organization that holds your shares will not be authorized to vote on the election of directors. Accordingly, we encourage you to vote promptly, even if you plan to attend the annual meeting.

Voting Instructions	If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you are a stockholder of record and you submit proxy voting instructions but do not direct how to vote on each item, the persons named as proxies will vote as the Board recommends on each proposal. The persons named as proxies will vote on any other matters properly presented at the annual meeting in accordance with their best judgment. Our Bylaws set forth requirements for advance notice of nominations and agenda items for the annual meeting, and we have not received timely notice of any such matters that may be properly presented for voting at the annual meeting, other than the three items from the Board of Directors described in this proxy statement.

Voting Results	We will announce preliminary results at the annual meeting. We will report final results at www.intc.com and in a filing with the U.S. Securities and Exchange Commission (SEC) on Form 8-K.

PROPOSAL 1: ELECTION OF DIRECTORS

Upon the recommendation of our Corporate Governance and Nominating Committee, our Board has nominated the persons listed below to serve as directors for the one-year term beginning at our annual meeting on May 19, 2010 or until their successors, if any, are elected or appointed. Our nominees for the election of directors at the annual meeting include nine independent directors, as defined in the applicable rules for companies traded on The NASDAQ Global Select Market* (NASDAQ), and our Chief Executive Officer (CEO).

If any director nominee is unable or unwilling to serve as a nominee at the time of the annual meeting, the persons named as proxies may vote for a substitute nominee chosen by the present Board to fill the vacancy. In the alternative, the proxies may vote just for the remaining nominees, leaving a vacancy that may be filled at a later date by the Board. Alternatively, the Board may reduce the size of the Board. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

Our Bylaws require that in order to be elected, a director nominee must receive a majority of the votes cast with respect to such nominee in uncontested elections (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). Each of our director nominees is currently serving on the Board. If a nominee who is currently serving as a director is not re-elected, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” Under our Bylaws and Corporate Governance Guidelines, each director submits an advance, contingent, irrevocable resignation that the Board may accept if stockholders do not re-elect the director. In that situation, our Corporate Governance and Nominating Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. The Board would act on the Corporate Governance and Nominating Committee’s recommendation, and publicly disclose its decision and the rationale behind it within 90 days from the date that the election results were certified.

Director Changes in 2009 and 2010. In March 2009, Carol A. Bartz retired from the Board, and the Board elected John J. Donahoe and Frank D. Yeary to the Board. In May 2009, Dr. Craig R. Barrett retired from the Board and as Chairman of the Board, and Dr. Jane E. Shaw became Chairman of the Board. In March 2010, John L. Thornton announced his intention to retire as a member of the Board in May 2010 at the annual stockholders’ meeting, and the size of the Board will be reduced to 10 at that time.

Board Composition

As a major semiconductor chip maker, our business involves a complex operational structure that operates on a global scale and encompasses research, manufacturing, and marketing functions in a context characterized by rapidly evolving technologies, exposure to business cycles, and significant competition. The Corporate Governance and Nominating Committee is responsible for reviewing and assessing with the Board the appropriate skills, experience, and background sought of Board members in the context of our business and the then-current membership on the Board. This assessment of Board skills, experience, and background includes numerous diverse factors, such as independence; understanding of and experience in manufacturing, technology, finance, and marketing; international experience; age; and gender and ethnic diversity. The priorities and emphasis of the committee and of the Board with regard to these factors change from time to time to take into account changes in the company’s business and other trends, as well as the portfolio of skills and experience of current and prospective Board members. The committee and the Board review and assess the continued relevance of and emphasis on these factors as part of the Board’s annual self-assessment process and in connection with candidate searches to determine if they are effective in helping to satisfy the Board’s goal of creating and sustaining a Board that can appropriately support and oversee the company’s activities.

We do not expect or intend that each director will have the same background, skills, and experience; we expect that Board members will have a diverse portfolio of backgrounds, skills, and experiences. One goal of this diversity is to assist the Board as a whole in its oversight and advice concerning our business and operations. Listed below are key skills and experience that we consider important for our directors to have in light of our current business and structure. The directors’ biographies note each director’s relevant experience, qualifications, and skills relative to this list.

•	Senior Leadership Experience. Directors who have served in senior leadership positions are important to us, as they bring experience and perspective in analyzing, shaping, and overseeing the execution of important operational and policy issues at a senior level. These directors’ insights and guidance, and their ability to assess and respond to situations encountered in serving on our Board, may be enhanced if their leadership experience has been developed at businesses or organizations that operated on a global scale, faced significant competition, and/or involved technology or other rapidly evolving business models.

•	Public Company Board Experience. Directors who have served on other public company boards can offer advice and insights with regard to the dynamics and operation of a board of directors; the relations of a board to the CEO and other management personnel; the importance of particular agenda and oversight matters; and oversight of a changing mix of strategic, operational, and compliance-related matters.

•	Business Development and Mergers and Acquisitions (M&A) Experience. Directors who have a background in business development and in M&A transactions can provide insight into developing and implementing strategies for growing our business through combination with other organizations. Useful experience in this area includes consideration of “make versus buy,” analysis of the “fit” of a proposed acquisition with a company’s strategy, the valuation of transactions, and management’s plans for integration with existing operations.

•	Financial Expertise. Knowledge of financial markets, financing and funding operations, and accounting and financial reporting processes is important because it assists our directors in understanding, advising, and overseeing Intel’s capital structure, financing and investing activities, financial reporting, and internal control of such activities.

•	Industry and Technical Expertise. Because we are a technology, hardware, and software provider, education or experience in relevant technology is useful in understanding our research and development efforts, competing technologies, the various products and processes that we develop, our manufacturing and assembly-and-test operations, and the market segments in which we compete.

•	Brand Marketing Expertise. Directors who have brand marketing experience can provide expertise and guidance as we seek to maintain and expand brand and product awareness and a positive reputation.

•	Government Expertise. Directors who have served in government positions can provide experience and insight into working constructively with governments around the world and addressing significant public policy issues, particularly in areas related to Intel’s business and operations, and support for mathematics, technology, engineering, and science education.

•	Global Expertise. Because we are a global organization with research and development, manufacturing, assembly and test facilities, and sales and other offices in many countries, directors with global expertise can provide a useful business and cultural perspective regarding many significant aspects of our business.

•	Legal Expertise. Directors who have legal education and experience can assist the Board in fulfilling its responsibilities related to the oversight of Intel’s legal and regulatory compliance, and engagement with regulatory authorities.

The Board recommends that you vote “FOR” the election of each of the following nominees.

		Age as of the	Intel Board
Name	Position with the Company	Record Date	Member Since
Ambassador Charlene Barshefsky	Director	59	2004
Susan L. Decker	Director	47	2006
John J. Donahoe	Director	49	2009
Reed E. Hundt	Director	62	2001
Paul S. Otellini	Director, President, and Chief Executive Officer	59	2002
James D. Plummer	Director	65	2005
David S. Pottruck	Director	61	1998
Jane E. Shaw	Director, Chairman of the Board	71	1993
Frank D. Yeary	Director	46	2009
David B. Yoffie	Director	55	1989

Directors’ Principal Occupation, Business Experience, Qualifications, and Directorships

Ambassador Charlene Barshefsky has been a director of Intel since 2004 and a Senior International Partner at Wilmer Cutler Pickering Hale and Dorr LLP, a multinational law firm in Washington, D.C., since 2001. Prior to joining the law firm, Ambassador Barshefsky served as the United States Trade Representative, chief trade negotiator, and principal trade policy maker for the United States and a member of the President’s cabinet from 1997 to 2001. Ambassador Barshefsky is also a director of American Express Company, Starwood Hotels & Resorts Worldwide, and Estée Lauder Companies; serves on the board of directors of the U.S. Council on Foreign Relations; and is a trustee of the Howard Hughes Medical Institute.

Ambassador Barshefsky brings to the Board significant international experience acquired prior to, during, and after her tenure as a United States Trade Representative. As the chief trade negotiator for the United States, Ambassador Barshefsky headed an executive branch agency that operated on an international scale in matters affecting international trade and commerce. Ambassador Barshefsky’s position as Senior International Partner at a multinational law firm also brings to the Board continuing experience in dealing with foreign governments, focusing on market access and the regulation of business and investment. Through her government and private experience, Ambassador Barshefsky provides substantial expertise in doing business in China, where Intel has significant operations. As a director for other multinational companies, Ambassador Barshefsky also provides cross-board experience.

Susan L. Decker has been a director of Intel since 2006 and an Entrepreneur-in-Residence at Harvard Business School in Cambridge, Massachusetts, since 2009, where she is involved in case development activities, works with students, and helps develop and teach the Silicon Valley Immersion Program for Harvard Business School students. Ms. Decker served as President of Yahoo! Inc., a global Internet company in Sunnyvale, California, from 2007 to 2009; Executive Vice President of the Advertiser and Publisher Group of Yahoo! Inc. from 2006 to 2007; and Executive Vice President of Finance and Administration, and Chief Financial Officer (CFO) of Yahoo! Inc. from 2000 to 2007. Prior to joining Yahoo!, Ms. Decker was with the Donaldson, Lufkin & Jenrette investment banking firm for 14 years, most recently as the global director of equity research. Ms. Decker is also a member of Berkshire Hathaway Inc. and Costco Wholesale Corporation boards of directors and a member of those companies’ nominating and governance committees. Ms. Decker also served as a member of the board of directors of Pixar Animation Studios from 2004 to 2006.

Ms. Decker’s experience as president of a global Internet company provides expertise in corporate leadership, financial management, and Internet technology. In her role as a CFO, Ms. Decker was responsible for finance, human resources, legal, and investor relations functions, and she played a significant role in developing business strategy, which experience supports the Board’s efforts in overseeing and advising on strategy and financial matters. In addition, Ms. Decker’s 12 years as a financial analyst and having served on the Financial Accounting Standards Advisory Council for a four-year term from 2000 to 2004, enables her to offer valuable perspectives on Intel’s corporate planning, budgeting, and financial reporting. As a director for other multinational companies, Ms. Decker also provides cross-board experience.

John J. Donahoe has been a director of Intel since 2009 and President and CEO of eBay Inc., a global online marketplace in San Jose, California, since 2008. Mr. Donahoe joined eBay in 2005 as President of eBay Marketplaces, responsible for eBay’s global e-commerce businesses. In this role, he focused on expanding eBay’s core business, which accounts for a large percentage of the company’s revenue. Prior to joining eBay, Mr. Donahoe was the Worldwide Managing Director for Bain & Company, a worldwide management consulting firm based in Boston, Massachusetts, from 2000 to 2005, where he oversaw Bain’s 30 offices and 3,000 employees. In addition to serving on eBay Inc.’s board of directors, Mr. Donahoe is on the board of trustees of Dartmouth College.

Mr. Donahoe brings senior leadership, strategic, and marketing expertise to the Board from his current position as CEO of a major Internet company and his prior work as a management consultant and leader of a global business consulting firm. In his role at eBay, Mr. Donahoe oversaw a number of strategic acquisitions, bringing business development and M&A experience to the Board.

Reed E. Hundt has been a director of Intel since 2001 and a principal of REH Advisors LLC, a strategic advice firm in Washington, D.C., since 2009. Mr. Hundt was an independent adviser to McKinsey & Company, Inc., a worldwide management consulting firm in Washington, D.C., from 1998 to 2009, and Principal of Charles Ross Partners, LLC, a private investor and advisory service in Washington, D.C., from 1998 to 2009. Mr. Hundt served as Chairman of the U.S. Federal Communications Commission (FCC) from 1993 to 1997 and was a member of Barack Obama’s Presidential Transition Team from 2008 to 2009. From 1982 to 1993, Mr. Hundt was a practicing attorney with Latham & Watkins, a multinational law firm, in the firm’s Los Angeles, California and Washington, D.C. offices. Within the past five years, Mr. Hundt has served as a member of the board of directors of Infinera Corporation and Data Domain, Inc., and numerous private companies.

As an independent adviser to a worldwide management consulting firm and an investor in telecommunications companies on a worldwide basis, Mr. Hundt has significant global experience in communications technology and the communications business. Mr. Hundt also has significant government experience from his service as Chairman of the FCC, where he helped negotiate the World Trade Organization Telecommunications Agreement, opening markets in 69 countries to competition and reducing barriers to foreign investment. Mr. Hundt’s legal experience enables him to provide perspective and oversight with regard to the company’s legal and compliance matters, and his board service with numerous other companies provides cross-board experience.

Paul S. Otellini has been a director of Intel since 2002 and President and CEO since 2005. Mr. Otellini has been with Intel since 1974 and has also served as Intel’s Chief Operating Officer (COO) from 2002 to 2005; Executive Vice President and General Manager, Intel Architecture Group, from 1998 to 2002; and Executive Vice President and General Manager, Sales and Marketing Group, from 1996 to 1998. Mr. Otellini is a member of the board of directors of Google Inc.

As our CEO and a senior executive, Mr. Otellini brings to the Board significant senior leadership, sales and marketing, industry, technical, and global experience. As CEO, Mr. Otellini has direct responsibility for Intel’s strategy and operations. Mr. Otellini’s service on the board of Google enables him to offer cross-board and industry expertise related to governance of a major global Internet company.

James D. Plummer has been a director of Intel since 2005 and a Professor of Electrical Engineering at Stanford University in Stanford, California since 1978, and the Dean of the School of Engineering since 1999. Dr. Plummer received his PhD degree in Electrical Engineering from Stanford University. Dr. Plummer has published over 400 papers on silicon devices and technology, has won numerous awards for his research, and is a member of the U.S. National Academy of Engineering. Dr. Plummer also directed the Stanford Nanofabrication Facility from 1994 to 2000. Dr. Plummer is a member of International Rectifier Corporation’s board of directors. Within the past five years, Dr. Plummer has served as a member of the board of directors of Leadis Technology, Inc. and on the Technical Advisory Board of Cypress Semiconductor.

As a scholar and educator in the field of integrated circuits, Dr. Plummer brings to the Board industry and technical experience directly related to our company’s semiconductor research and development, and manufacturing. Dr. Plummer’s board service with other public companies provides cross-board experience.

David S. Pottruck has been a director of Intel since 1998 and Chairman and CEO of Red Eagle Ventures, Inc., a private equity firm in San Francisco, California, since 2005. Since 2009, Mr. Pottruck has also served as Co-Chairman of Hightower Advisors, a wealth management company in Chicago, Illinois. He has been an advisory board member of Diamond Technology and Management Consultants, Inc., a publicly held consulting firm, since 2004. Mr. Pottruck teaches in the MBA and Executive Education programs of the Wharton School of the University of Pennsylvania, and has held adjunct faculty positions at five universities. In 2004, Mr. Pottruck resigned from the Charles Schwab Corporation after a 20-year career, having served as President, CEO, and a member of the board.

As the Chairman and CEO of a private equity firm, and as former CEO of a major brokerage firm with substantial Internet operations, Mr. Pottruck brings to the Board significant senior leadership, management, operational, financial, and brand management experience.

Jane E. Shaw has been a director of Intel since 1993 and Chairman of the Board of Directors of Intel since May 2009. In 2005, Dr. Shaw retired as Chairman and CEO of Aerogen, Inc., a specialty medical device company in Mountain View, California, that develops drug-device combination aerosol products for patients with respiratory disorders, after serving as Chairman and CEO since 1998. Dr. Shaw served as President and COO of ALZA Corporation, a pharmaceutical company, from 1987 to 1994, and was founder of The Stable Network, a biopharmaceutical consulting company. Dr. Shaw serves on the board of McKesson Corporation, and she previously served on the board of OfficeMax Incorporated from 1994 to 2006. Dr. Shaw received a PhD from the University of Birmingham in England.

Dr. Shaw has significant executive experience with the strategic, financial, and operational requirements of large research and manufacturing-oriented organizations, and brings to our Board senior leadership, health industry, and financial experience. In addition, having served as CEO of pharmaceutical companies, she has substantial experience in dealing with research and development efforts and technological innovation. As a director of a public company board, including serving as Audit Committee chair, Dr. Shaw also provides cross-board experience.

Frank D. Yeary has been a director of Intel since 2009 and Vice Chancellor of the University of California in Berkeley, California since 2008, where he advises the chancellor and his senior staff on strategic planning and financial issues. Mr. Yeary is also guiding the university’s long-range financial strategy and providing financial expertise for global research and education partnerships between public and private sectors. Mr. Yeary retired in 2008 as Managing Director, Global Head of Mergers and Acquisitions, at Citigroup Investment Banking, a financial services company, after nearly 25 years. Mr. Yeary is a trustee of the board of WNYC Public Radio and of the University of California, Berkeley Foundation.

Having an extensive career in investment banking and finance, Mr. Yeary brings to the Board significant business development, M&A, and financial experience related to the business and financial issues facing large corporations.

David B. Yoffie has been a director of Intel since 1989 and a Professor of International Business Administration at Harvard Business School in Cambridge, Massachusetts since 1993. Dr. Yoffie has also served as Senior Associate Dean and Chair of Executive Education since 2006. He has been a member of the Harvard University faculty since 1981. He received a PhD from Stanford, where he has been a Visiting Scholar. Dr. Yoffie served as Chairman of the Harvard Business School Strategy department from 1997 to 2002, Chairman of the Advanced Management Program from 1999 to 2002, and chaired Harvard’s Young Presidents’ Organization from 2004 to 2010. He has also lectured and consulted in more than 30 countries. Dr. Yoffie is a member of the boards of directors of the U.S. National Bureau of Economic Research and Mindtree, Ltd., and he served as a member of the Charles Schwab Corporation board of directors.

Dr. Yoffie brings to the Board significant global experience and knowledge of competitive strategy, technology, and international competition.

CORPORATE GOVERNANCE

Board Responsibilities and Structure

The Board oversees, counsels, and directs management in the long-term interests of the company and our stockholders. The Board’s responsibilities include:

•	selecting, evaluating the performance of, and determining the compensation of the CEO and other senior executives;

•	planning for succession with respect to the position of CEO and monitoring management’s succession planning for other senior executives;

•	reviewing and approving our major financial objectives and strategic and operating plans, and other significant actions;

•	overseeing the conduct of our business and the assessment of our business risks to evaluate whether the business is being properly managed; and

•	overseeing the processes for maintaining our integrity with regard to our financial statements and other public disclosures, and compliance with law and ethics.

The Board and its committees met throughout the year on a set schedule, held special meetings, and acted by written consent from time to time as appropriate. The Board held four regularly scheduled sessions for the independent directors to meet without the CEO present. Board members have access to all of our employees outside of Board meetings, and the Board has a program that encourages each director to visit different Intel sites and events worldwide on a regular basis and meet with local management at those sites and events.

Board Leadership Structure. Historically, the Board has had a general policy that the positions of Chairman of the Board and CEO should be held by separate persons as an aid in the Board’s oversight of management. This policy is in the Board’s published Guidelines on Significant Corporate Governance Issues, and has been in effect since the company began operations. Typically in the past, the Chairman has been a former CEO of the company and has served as a full-time senior executive. Most recently, Dr. Barrett, a former CEO, served as a full-time senior executive in his position as Chairman. In 2009, Dr. Barrett retired from Intel and from his position as Chairman of the Board. In advance of Dr. Barrett’s retirement, the Board considered the advisability of next electing an independent director as non-executive Chairman, and in May 2009 elected Dr. Shaw, an independent director, as Chairman. The duties of the non-executive Chairman of the Board include:

•	presiding over all meetings of the Board;

•	preparing the agenda for Board meetings in consultation with the CEO and other members of the Board;

•	calling and presiding over meetings of the independent directors;

•	managing the Board’s process for annual director self-assessment and evaluation of the Board and of the CEO; and

•	presiding over all meetings of stockholders.

The Board believes that there may be advantages to having an independent chairman for matters such as communications and relations between the Board, the CEO, and other senior management; in assisting the Board in reaching consensus on particular strategies and policies; and in facilitating robust director, Board, and CEO evaluation processes. Intel’s Board currently consists of the CEO, Mr. Otellini, and 10 independent directors. Dr. Shaw is not a full-time senior executive of the company, unlike the case with Dr. Barrett and other employee-chairmen in prior years. One of Dr. Shaw’s roles is to oversee and manage the Board and its functions, including setting meeting agendas and running Board meetings. In this regard, Dr. Shaw and the Board in their advisory and oversight roles are particularly focused on assisting the CEO and senior management in seeking and adopting successful business strategies and risk management policies, and in making successful choices in management succession.

The Board’s Role in Risk Oversight at Intel

One of the Board’s functions is oversight of risk management at Intel. “Risk” is inherent in business, and the Board seeks to understand and advise on risk in conjunction with the activities of the Board and the Board’s committees.

Defining Risk. The Board and management consider “risk” for these purposes to be the possibility that an undesired event could occur that adversely affects the achievement of our objectives. Risks vary in many ways, including the ability of the company to anticipate and understand the risk, the types of adverse impacts that could occur if the undesired event occurs, the likelihood that an undesired event and a particular adverse impact would occur, and the ability of the company to control the risk and the potential adverse impacts. Examples of the types of risks faced by a company include:

•	macro-economic risks, such as inflation, reductions in economic growth, or recession;

•	political risks, such as restrictions on access to markets, confiscatory taxation, or expropriation of assets;

•	“event” risks, such as natural disasters; and

•	business-specific risks related to strategic position, operational execution, financial structure, legal and regulatory compliance, and corporate governance.

Not all risks can be dealt with in the same way. Some risks may be easily perceived and controllable, and other risks are unknown; some risks can be avoided or mitigated by particular behavior, and some risks are unavoidable as a practical matter. For some risks, the potential adverse impact would be minor, and, as a matter of business judgment, it may not be appropriate to allocate significant resources to avoid the adverse impact; in other cases, the adverse impact could be significant, and it is prudent to expend resources to seek to avoid or mitigate the potential adverse impact. In some cases, a higher degree of risk may be acceptable because of a greater perceived potential for reward. Intel engages in numerous activities seeking to align its voluntary risk-taking with company strategy, and understands that its projects and processes may enhance the company’s business interests by encouraging innovation and appropriate levels of risk-taking.

Management is responsible for identifying risk and risk controls related to significant business activities; mapping the risks to company strategy; and developing programs and recommendations to determine the sufficiency of risk identification, the balance of potential risk to potential reward, the appropriate manner in which to control risk, and the support of the programs discussed below and their risk to company strategy. The Board implements its risk oversight responsibilities by having management provide periodic briefing and informational sessions on the significant voluntary and involuntary risks that the company faces and how the company is seeking to control risk if and when appropriate. In some cases, as with risks of new technology and risks related to product acceptance, risk oversight is addressed as part of the full Board’s engagement with the CEO and management. In other cases, a Board committee is responsible for oversight of specific risk topics. For example, the Audit Committee oversees issues related to internal control over financial reporting, the Finance Committee oversees issues related to the company’s risk tolerance in cash-management investments, and the Compensation Committee oversees risks related to compensation programs, as discussed in greater detail below. Presentations and other information for the Board and Board committees generally identify and discuss relevant risk and risk control; and the Board members assess and oversee the risks as a part of their review of the related business, financial, or other activity of the company. The full Board also receives specific reports on enterprise risk management, in which the identification and control of risk are the primary topics of the discussion.

Risk Assessment in Compensation Programs. Consistent with new SEC disclosure requirements, we have assessed the company’s compensation programs and have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the company. Intel management assessed the company’s executive and broad-based compensation and benefits programs on a worldwide basis to determine if the programs’ provisions and operations create undesired or unintentional risk of a material nature. This risk assessment process included a review of program policies and practices; program analysis to identify risk and risk control related to the programs; and determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward, risk control, and the support of the programs and their risks to company strategy. Although we reviewed all compensation programs, we focused on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout. Intel’s egalitarian culture supports the use of base salary, performance-based compensation, and retirement plans that are generally uniform in design and operation throughout the company and with all levels of employees. In most cases, the compensation policies and practices are centrally designed and administered, and are substantially identical at each business unit. Field sales personnel are paid primarily on a sales commission basis, but all of our officers (including those in the Sales and Marketing Group) are paid under the programs and plans for non-sales employees. Certain internal groups have different or supplemental compensation programs tailored to their specific operations and goals, and programs may differ by country due to variations in local laws and customs.

Based on the foregoing, we believe that our compensation policies and practices do not create inappropriate or unintended significant risk to the company as a whole. We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks; are compatible with effective internal controls and the risk management practices of Intel; and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

Board Committees and Charters

The Board delegates various responsibilities and authority to different Board committees. Committees regularly report on their activities and actions to the full Board. The Board currently has, and appoints the members of, standing Audit, Compensation, Compliance, Corporate Governance and Nominating, Executive, and Finance Committees. The Board has determined that each member of the Audit, Compensation, Compliance, Corporate Governance and Nominating, and Finance Committees is an independent director in accordance with NASDAQ standards.

Each of the Board committees has a written charter approved by the Board, and we post each charter on our web site at www.intc.com/corp_docs.cfm. Each committee can engage outside experts, advisers, and counsel to assist the committee in its work. The following table identifies the current committee members.

Corporate
Governance
Name	Audit	Compensation	Compliance	and Nominating	Executive	Finance
Charlene Barshefsky			✓			Chair
Susan L. Decker	Chair					✓
John J. Donahoe	✓					✓
Reed E. Hundt		✓	✓	✓
Paul S. Otellini					✓
James D. Plummer	✓					✓
David S. Pottruck		Chair			✓
Jane E. Shaw	✓			✓	Chair
John L. Thornton		✓		✓
Frank D. Yeary	✓		Chair			✓
David B. Yoffie		✓		Chair
Number of Committee Meetings Held in 2009	9	4	Established in 2010	4	1	2

Audit Committee. The Audit Committee assists the Board in its general oversight of our financial reporting, financial risk assessment, internal controls, and audit functions, and is responsible for the appointment, retention, compensation, and oversight of the work of our independent registered public accounting firm. The Board has determined that each member of the Audit Committee other than Dr. Plummer qualifies as an “audit committee financial expert” under SEC rules, and all members meet the relevant definition of an “independent director.” The Board determined that each Audit Committee member has sufficient knowledge in reading and understanding the company’s financial statements to serve on the Audit Committee. The responsibilities and activities of the Audit Committee are described in detail in “Report of the Audit Committee” and the Audit Committee’s charter.

Compensation Committee. The Compensation Committee has authority for reviewing and determining salaries, performance-based incentives, and other matters related to the compensation of our executive officers, and administering our equity plans, including reviewing and granting equity awards to our executive officers. The Compensation Committee also reviews and determines various other compensation policies and matters, including making recommendations to the Board and to management related to employee compensation and benefit plans, making recommendations to the Board on stockholder proposals related to compensation matters, and administering the employee stock purchase plan.

The Compensation Committee is responsible for determining executive compensation, and the Corporate Governance and Nominating Committee recommends to the full Board the compensation for non-employee directors.

The Compensation Committee can designate one or more of its members to perform duties on its behalf, subject to reporting to or ratification by the Compensation Committee, and can delegate to one or more members of the Board the authority to review and grant stock-based compensation to certain classes of employees.

Since 2005, the Compensation Committee has engaged the services of Professor Brian Hall of the Harvard Business School to advise the Compensation Committee with respect to executive compensation philosophy, cash and equity incentive design, the amount of cash and equity compensation awarded, and committee process. The Compensation Committee selected Professor Hall based on his experience and independence, and he reports directly to the Compensation Committee and interacts with management at the direction of the Compensation Committee. Professor Hall attends the Compensation Committee meetings, reviews compensation data and issues with the Compensation Committee, and participates in discussions regarding executive compensation issues. Professor Hall has not performed work for Intel other than advising on the amount or form of executive compensation pursuant to his engagement by the Compensation Committee.

During 2009, Professor Hall’s work with the Compensation Committee included:

•	advice and recommendations on the cash and equity compensation programs and instruments; and

•	recommendations for the compensation of the CEO and, prior to the Board electing a non-executive independent Chairman, compensation for our executive Chairman of the Board.

The Compensation Committee has continued to engage Professor Hall in 2010 to advise it with regard to executive compensation programs, review and analysis of compensation data, CEO compensation, and related matters.

The CEO makes a recommendation to the Compensation Committee on the base salary, annual incentive cash baselines, and equity awards for each executive officer other than himself, based on his assessment of each executive officer’s performance during the year and the CEO’s review of compensation data gathered from compensation surveys. For more information on the responsibilities and activities of the Compensation Committee, including the processes for determining executive compensation, see “Compensation Discussion and Analysis,” “Report of the Compensation Committee,” and “Executive Compensation” in this proxy statement, and the Compensation Committee’s charter.

Compliance Committee. Established in 2010, the Compliance Committee, as directed by the Board, oversees Intel’s policies, programs, and procedures with regard to significant pending and threatened litigation, and reviews our implementation of legal obligations arising from judgments, settlement agreements, and other similar obligations that bear upon the company’s effective conduct of business in a legal and ethical manner.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee reviews and reports to the Board on a periodic basis with regard to matters of corporate governance and corporate responsibility, such as environmental, sustainability, workplace, and stakeholder issues. The Corporate Governance and Nominating Committee also reviews and assesses the effectiveness of the Board’s Corporate Governance Guidelines, makes recommendations to the Board regarding proposed revisions to the Guidelines and committee charters, reviews the policy related to the implementation of a “poison pill,” and makes recommendations to the Board regarding the size and composition of the Board and its committees. In addition, the Corporate Governance and Nominating Committee reviews stockholder proposals, makes recommendations to the Board for action on such proposals, and reviews and makes recommendations concerning compensation for our non-employee directors.

The Corporate Governance and Nominating Committee establishes procedures for the nomination process and recommends candidates for election to the Board. Consideration of new Board candidates typically involves a series of internal discussions, review of information concerning candidates, and interviews with selected candidates. Board members typically suggest candidates for nomination to the Board. In 2009, our CEO suggested Mr. Donahoe as a prospective Board candidate, and one of our independent directors suggested Mr. Yeary. The Corporate Governance and Nominating Committee considers candidates proposed by stockholders and evaluates them using the same criteria as for other candidates. A stockholder seeking to suggest a prospective nominee for the Corporate Governance and Nominating Committee’s consideration should submit the candidate’s name and qualifications to our Corporate Secretary. The Corporate Secretary’s contact information can be found in “Other Matters; Communicating with Us.”

Executive Committee. The Executive Committee may exercise the authority of the Board between Board meetings, except to the extent that the Board has delegated authority to another committee or to other persons, and except as limited by applicable law.

Finance Committee. The Finance Committee reviews and recommends matters related to our capital structure, including the issuance of debt and equity securities; banking arrangements, including the investment of corporate cash; and management of the corporate debt structure. In addition, the Finance Committee reviews and approves finance and other cash management transactions. The Finance Committee appoints the members of, and oversees, the Retirement Plans Investment Policy Committee, which sets the investment policy and chooses investment managers for our domestic profit sharing and retirement plans. Mr. Pottruck is chairman of the Retirement Plans Investment Policy Committee, whose other members are Intel employees.

Attendance at Board, Committee, and Annual Stockholders’ Meetings. The Board held nine meetings in 2009. We expect each director to attend every meeting of the Board and the committees on which he or she serves, as well as the annual stockholders’ meeting. All directors attended at least 75% of the meetings of the Board and the committees on which they served in 2009, with the exception of Mr. Donahoe, who joined the Board in 2009 and had previously scheduled international commitments that conflicted with two special meetings of the Board. Seven directors attended our 2009 Annual Stockholders’ Meeting.

Director Independence. The Board has determined that each of our directors other than Mr. Otellini, our CEO, qualifies as “independent” in accordance with the published listing requirements of NASDAQ: Ambassador Barshefsky, Ms. Decker, Mr. Donahoe, Mr. Hundt, Dr. Plummer, Mr. Pottruck, Dr. Shaw, Mr. Thornton, Mr. Yeary, and Dr. Yoffie. Because Mr. Otellini is employed by Intel, he does not qualify as independent. Ms. Bartz, a director whose service ended during 2009, qualified as an independent director. Dr. Barrett, our former Chairman of the Board whose service as a director ended during 2009, did not qualify as an independent director because he was an executive officer at Intel.

The NASDAQ rules have objective tests and a subjective test for determining who is an “independent director.” Under the objective tests, a director cannot be considered independent if:

•	the director is, or at any time during the past three years was, an employee of the company;

•	the director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things, compensation for board or board committee service);

•	a family member of the director is, or at any time during the past three years was, an executive officer of the company;

•	the director or a family member of the director is a partner in, controlling stockholder of, or an executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exclusions);

•	the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of the company served on the compensation committee of such other entity; or

•	the director or a family member of the director is a current partner of the company’s outside auditor, or at any time during the past three years was a partner or employee of the company’s outside auditor, and who worked on the company’s audit.

The subjective test states that an independent director must be a person who lacks a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has not established categorical standards or guidelines to make these subjective determinations but considers all relevant facts and circumstances.

In addition to the Board-level standards for director independence, the directors who serve on the Audit Committee each satisfy standards established by the SEC providing that to qualify as “independent” for the purposes of membership on that committee, members of audit committees may not accept directly or indirectly any consulting, advisory, or other compensatory fee from the company other than their director compensation.

Transactions Considered in Independence Determinations. In making its independence determinations, the Board considered transactions that occurred since the beginning of 2007 between Intel and entities associated with the independent directors or members of their immediate family. All identified transactions that appeared to relate to Intel and a family member of, or entity with a known connection to, a director were presented to the Board for consideration.

None of the non-employee directors was disqualified from “independent” status under the objective tests. In making its subjective determination that each non-employee director is independent, the Board reviewed and discussed additional information provided by the directors and the company with regard to each director’s business and personal activities as they may relate to Intel and Intel’s management. The Board considered the transactions in the context of the NASDAQ objective standards, the special standards established by the SEC for members of audit committees, and the SEC and U.S. Internal Revenue Service (IRS) standards for compensation committee members. Based on all of the foregoing, as required by NASDAQ rules, the Board made a subjective determination that, because of the nature of the director’s relationship with the entity and/or the amount involved, no relationships exist that, in the opinion of the Board, would impair the director’s independence. The Board’s independence determinations included reviewing the following transactions.

Ambassador Barshefsky is a partner at the law firm Wilmer Cutler Pickering Hale and Dorr LLP. Intel paid this firm less than 2.5% of this firm’s revenue in 2009, 2008, and 2007 for professional services. Ambassador Barshefsky does not provide any legal services to Intel, and she does not receive any compensation related to our payments to this firm. Ambassador Barshefsky’s husband is an officer of American Honda Motor Co., Inc. (which is wholly owned by Honda Motor Co., Ltd.). Intel and the Intel Foundation participated in loans to Honda Finance Corp., a subsidiary of Honda Motor Co., Ltd., in 2009, 2008, and 2007 by purchasing short-term debt instruments as part of our cash management portfolio.

Ms. Decker, Mr. Donahoe, Mr. Hundt, Dr. Plummer, Mr. Pottruck, Dr. Shaw, Mr. Thornton, Mr. Yeary, Dr. Yoffie, or one of their immediate family members have each served as a trustee, director, employee, or advisory board member for one or more colleges or universities. Intel has a variety of dealings with these institutions, including: sponsored research and technology licenses; charitable contributions (matching and discretionary); fellowships and scholarships; facility, engineering, and equipment fees; and payments for training, event hosting, and organizational participation or membership dues.

Payments to each of these institutions (including discretionary contributions by Intel and the Intel Foundation) constituted less than the greater of $200,000 or 1% of that institution’s 2009 annual revenue.

With the exception of Mr. Donahoe, Mr. Pottruck, Mr. Yeary, and Dr. Yoffie, each of our non-employee directors is, or was during the previous three fiscal years, a non-management director of another company that did business with Intel at some time during those years. These business relationships were as a supplier or purchaser of goods or services, licensing or research arrangements, or financing arrangements in which Intel or the Intel Foundation participated as a creditor.

Code of Conduct. It is our policy that all employees must avoid any activity that is or has the appearance of being hostile, adverse, or competitive with Intel, or that interferes with the proper performance of their duties, responsibilities, or loyalty to Intel. Our Code of Conduct contains these policies and applies to our directors (with respect to their Intel-related activities), executive officers, and other employees.

Each director and executive officer must inform our Board when confronted with any situation that may be perceived as a conflict of interest with Intel, even if the person does not believe that the situation would violate our Code of Conduct. If, in a particular circumstance, the Board concludes that there is or may be a perceived conflict of interest, the Board will instruct our Legal department to work with our relevant business units to determine if there is a conflict of interest and, if there is, how the conflict should be resolved.

Any waivers of these conflict rules with regard to a director or an executive officer require the prior approval of the Audit Committee or the Board. Our Code of Conduct is our code-of-ethics document. We have posted our Code of Conduct on our web site at www.intel.com/go/governance.

Communications from Stockholders to Directors. The Board recommends that stockholders initiate communications with the Board, the Chairman, or any committee of the Board in writing to the attention of our Corporate Secretary at the address set forth in “Other Matters; Communicating with Us.” This process will assist the Board in reviewing and responding to stockholder communications in an appropriate manner. The Board has instructed our Corporate Secretary to review such correspondence and, at his discretion, not to forward items if he deems them to be of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration.

Corporate Governance Guidelines. The Board has adopted a set of Corporate Governance Guidelines. The Corporate Governance and Nominating Committee is responsible for overseeing the Guidelines and annually reviews them and makes recommendations to the Board concerning corporate governance matters. The Board may amend, waive, suspend, or repeal any of the Guidelines at any time, with or without public notice, as it determines necessary or appropriate in the exercise of the Board’s judgment or fiduciary duties.

We have posted the Guidelines on our web site at www.intel.com/go/governance. Among other matters, the Guidelines include the following items concerning the Board:

•	Independent directors may not stand for re-election after age 72. Corporate officers may continue as such no later than age 65 (subject to certain exceptions for the CEO).

•	Directors are limited to service on four public company boards, including Intel’s but excluding not-for-profit and mutual fund boards. If the director serves as an active CEO of a public company, the director is limited to service on three public company boards, including Intel’s.

•	The CEO reports at least annually to the Board on succession planning and management development.

•	The Chairman of the Board manages a process whereby the Board and its members are subject to annual evaluation and self-assessment.

•	The Board will obtain stockholder approval before adopting any poison pill. If the Board later repeals this policy and adopts a poison pill without prior stockholder approval, the Board will submit the poison pill to an advisory vote by Intel’s stockholders within 12 months from the date that the Board adopts the poison pill. If Intel’s stockholders fail to approve the poison pill, the Board may elect to terminate, retain, or modify the poison pill in the exercise of its fiduciary responsibilities.

In addition, the Board has adopted a policy committing not to issue shares of preferred stock to prevent an unsolicited merger or acquisition.

DIRECTOR COMPENSATION

The general policy of the Board is that compensation for independent directors should be a mix of cash and equity-based compensation, with the majority of compensation being provided in the form of equity-based compensation. Intel does not pay management directors for Board service in addition to their regular employee compensation. The Corporate Governance and Nominating Committee, consisting solely of independent directors, has the primary responsibility for reviewing and considering any revisions to director compensation. The Board reviews the committee’s recommendations and determines the amount of director compensation.

Intel’s Legal department, Corporate Secretary, and Compensation and Benefits Group in the Human Resources department support the committee in recommending director compensation and creating director compensation programs. In addition, the committee can engage the services of outside advisers, experts, and others to assist the committee. During 2009, the committee did not use an outside adviser to aid in setting director compensation.

To assist the committee in its annual review of director compensation, Intel’s Compensation and Benefits Group provides director compensation data compiled from the annual reports and proxy statements of companies that the Board uses as its “peer group” for determining director compensation. Based on the recommendation of our Compensation and Benefits Group, the director peer group was revised in 2009. The director peer group now aligns with the peer group used to set executive pay and consists of 15 technology companies and 10 companies within the Standard & Poor’s S&P 100* Index, described in detail below under “Compensation Discussion and Analysis; External Competitive Considerations.” The committee targets cash and equity compensation at the median of the peer group.

After reviewing the revised peer group director compensation data in June 2009, the committee 1) set pay for the new non-executive Chairman of the Board, 2) increased the value of the annual equity award from $145,000 to $175,000, since the previous level of compensation was deemed below the market median, and 3) changed the equity grant vehicle from 100% restricted stock units (RSUs) to 50% RSUs and 50% outperformance stock units (OSUs) in order to more closely align with the equity package that Intel executives receive. The OSU program is more thoroughly discussed below under “Compensation Discussion and Analysis.”

Non-employee director compensation consists of the following elements:

•	annual cash retainer of $75,000

•	annual RSU grant with a grant date fair value of approximately $87,500

•	annual OSU grant with a grant date fair value of approximately $87,500

•	Audit Committee chair annual fee of $20,000

•	all other Committee chair annual fees of $10,000 per committee

•	non-chair Audit Committee member annual fee of $10,000

•	non-executive Chairman of the Board annual cash retainer of $212,500 and an annual equity award with a market value of approximately $212,500, with the value delivered 50% in RSUs and 50% in OSUs

The following table details the total compensation of Intel’s non-employee directors for the year ended December 26, 2009.

Director Summary Compensation for Fiscal Year 2009

			Change in Pension Value
	Fees Earned		and Non-Qualified	All
	or Paid	Stock	Deferred Compensation	Other
	in Cash	Awards	Earnings	Compensation	Total
Name(1)	($)	($)(2)	($)	($)(3)	($)
Charlene Barshefsky(4)	85,000	204,900	—	—	289,900

Carol A. Bartz(5)	21,250	—	—	—	21,250

Susan L. Decker	90,000	169,600	—	6,000	265,600

John J. Donahoe(6)	—	234,500	—	—	234,500

Reed E. Hundt	77,500	169,600	—	—	247,100

James D. Plummer	85,000	169,600	—	7,500	262,100

David S. Pottruck	95,000	169,600	—	10,000	274,600

Jane E. Shaw	168,750	205,900	3,000	—	377,650

John L. Thornton	75,000	169,600	—	—	244,600

Frank D. Yeary	63,750	214,500	—	—	278,250

David B. Yoffie	85,000	169,600	36,000	—	290,600

Total	846,250	1,877,400	39,000	23,500	2,786,150

(1)	Dr. Barrett, who retired as Chairman of the Board in May 2009, served and was compensated as an executive officer but did not receive any additional compensation in 2009 for his services as a director.

(2)	Grant date fair value of RSUs and OSUs granted in 2009: $169,600 for each director other than Ambassador Barshefsky ($204,900), who in addition to the regular grant of $169,900 also received a grant of 2,055 RSUs in lieu of 2008 cash retainer; Mr. Donahoe ($234,500), who in addition to the regular grant of $169,600 also received a prorated grant for the compensation cycle in effect at the time he joined the Board in 2009 and a grant of 1,165 RSUs in lieu of 2009 cash retainer and Audit Committee member annual fee; Mr. Yeary ($214,500), who in addition to the regular grant of $169,600 also received a prorated grant for the compensation cycle in effect at the time he joined the Board in 2009; and Dr. Shaw ($205,900), who received an additional grant as non-executive Chairman of the Board for 2009.

(3)	Intel Foundation made matching charitable contributions on behalf of Ms. Decker ($6,000), Dr. Plummer ($7,500), and Mr. Pottruck ($10,000).

(4)	Ambassador Barshefsky received 2,055 RSUs on July 16, 2009 with a grant date fair value of $35,300. This grant was the remaining half of her 2008 RSU in lieu of cash retainer. She did not elect this program in 2009.

(5)	Ms. Bartz retired from the Board effective March 2009.

(6)	Mr. Donahoe received 1,165 RSUs on July 16, 2009 with a grant date fair value of $20,000, which represents his 2009 annual cash retainer and Audit Committee member annual fee in the form of RSUs for the first half of 2009. The remainder of his 2009 fees will be paid in the form of RSUs in 2010.

Fees Earned or Paid in Cash. Directors receive cash fees in quarterly installments and forfeit unpaid portions of cash upon termination, retirement, disability, or death. The following table provides a breakdown of cash fees earned, without taking into account any election to defer or receive equity in lieu of cash. As noted above, for 2009 Mr. Donahoe elected to receive his fees earned in the form of RSUs.

	Annual	Committee Chair	Audit Committee
	Retainers	Fees	Member Fees	Total
Name	($)	($)	($)	($)
Charlene Barshefsky	75,000	10,000	—	85,000

Carol A. Bartz	18,750	—	2,500	21,250

Susan L. Decker	75,000	10,000	5,000	90,000

John J. Donahoe	56,250	—	7,500	63,750

Reed E. Hundt	75,000	2,500	—	77,500

James D. Plummer	75,000	—	10,000	85,000

David S. Pottruck	75,000	17,500 (1)	2,500	95,000

Jane E. Shaw	143,750	20,000	5,000	168,750

John L. Thornton	75,000	—	—	75,000

Frank D. Yeary	56,250	—	7,500	63,750

David B. Yoffie	75,000	10,000	—	85,000

(1)	Mr. Pottruck chairs the Retirement Plans Investment Policy Committee.

Under the “RSU in Lieu of Cash Election” program, directors can elect annually to receive all of their cash compensation in the form of RSUs. This election must be either 100% or 0%, and must be made in the tax year prior to receiving compensation. The Board grants RSUs elected in lieu of cash on the same grant date and with the same vesting terms as the annual RSU grant to directors. Under this program, Ambassador Barshefsky received 2,055 RSUs in 2009 for her election of this program for her 2008 fees, and Mr. Donahoe received 1,165 RSUs in 2009 for his election of this program for his 2009 fees.

Equity Awards. In accordance with Intel’s 2006 Equity Incentive Plan, equity grants to non-employee directors may not exceed 30,000 shares per director per year. The current practice is to grant each non-employee director RSUs and OSUs each July with a market value of the underlying shares on the grant date of approximately $175,000.

Restricted stock units (RSUs): RSUs vest in equal annual installments over a three-year period from the grant date. On July 16, 2009, Intel granted each independent director 4,790 RSUs. The Board awarded Dr. Shaw an additional 1,025 RSUs for her service as Chairman of the Board. Vesting of all shares accelerates upon retirement from the Board if a director is 72 years of age or has at least seven years of service on Intel’s Board. Directors do not receive dividend equivalents on unvested RSUs.

Outperformance stock units (OSUs): OSUs have a 37-month cliff-vesting schedule, meaning that 100% of the grant vests on the 37th-month anniversary of the date the award is granted. On July 16, 2009, Intel granted each independent director 3,500 OSUs. The Board awarded Dr. Shaw an additional 750 OSUs for her service as Chairman of the Board. If a director retires from the Board and is 72 years of age or has at least seven years of service on Intel’s Board before the end of the performance period, he or she will receive payouts from all granted but unvested cycles. The payouts will be received on the regular payout dates (no acceleration). The number of shares of Intel common stock that a director receives will range from 33% to 200% of the target amount. As part of the OSU program, directors receive dividend equivalents on the final shares earned and vested; the dividend equivalents will pay out in the form of additional shares. For more information on OSUs, see “Compensation Discussion and Analysis; Outperformance Stock Unit (OSU) Awards” below.

The amounts included in the “Stock Awards” column in the Director Summary Compensation table reflect the grant date fair value of the 2009 equity grants. The following table includes the assumptions used in the calculation of these amounts.

	Assumptions
		Risk-Free
		Interest	Dividend
Grant	Volatility	Rate	Yield
Date	(%)	(%)	(%)
4/16/09 (RSU)	n/a	0.7	3.5
7/16/09 (RSU)	n/a	0.8	3.0
7/16/09 (OSU)	34	1.6	3.0

The following table provides information on the outstanding equity awards held by the non-employee directors at fiscal year-end 2009. In 2006, Intel began granting RSUs instead of stock options to non-employee directors. In 2009, Intel began granting OSUs in addition to RSUs. Market value for stock options is calculated by taking the difference between the closing price of Intel common stock on NASDAQ on the last trading day of the fiscal year ($20.33 on December 24, 2009) and the option exercise price, and multiplying it by the number of options. Market value for stock awards (RSUs and OSUs) is determined by multiplying the number of shares by the closing price of Intel common stock on NASDAQ on the last trading day of the fiscal year. OSUs are shown at their target amount.

Outstanding Equity Awards for Directors at Fiscal Year-End 2009

	Option Awards					Stock Awards
									Equity	Equity
									Incentive	Incentive Plan
									Plan Awards:	Awards:
									Number of	Market or
		Number of						Market Value	Unearned	Payout Value
		Securities					Number of	of	Shares, Units,	of Unearned
		Underlying			Market		Shares or	Shares or	or Other	Shares, Units,
		Unexercised	Option		Value of		Units of Stock	Units of Stock	Rights That	or Other
		Options	Exercise	Option	Unexercised		That Have	That Have	Have Not	Rights That
	Grant	Exercisable	Price	Expiration	Options	Grant	Not Vested	Not Vested	Vested	Have Not
Name	Date	(#)	($)	Date	($)	Date	(#)	($)	(#)(1)	Vested ($)
Charlene	5/19/04	15,000	27.53	5/19/11	—	7/19/07	2,413	49,100
Barshefsky	7/20/05	19,000	27.15	7/20/12	—	7/17/08	6,753	137,300
	1/21/04	5,000	32.06	1/21/14	—	7/16/09	6,845	139,200
						7/16/09			3,500	71,200

Total		39,000			—		16,011	325,600	3,500	71,200

Carol A.		—			—
Bartz(2)

Total		—			—					—

Susan L.		—			—	1/18/07	1,169	23,800
Decker						7/19/07	1,919	39,000
						7/17/08	4,450	90,500
						7/16/09	4,790	97,400
						7/16/09			3,500	71,200

Total		—			—		12,328	250,700	3,500	71,200

John J.		—			—	4/16/09	3,085	62,700
Donahoe						7/16/09	5,955	121,100
						7/16/09			3,500	71,200

Total		—			—		9,040	183,800	3,500	71,200

Reed E.	5/19/04	15,000	27.53	5/19/11	—	7/19/07	1,919	39,000
Hundt	5/24/01	35,000	28.76	5/24/11	—	7/17/08	4,450	90,500
	5/22/02	15,000	29.19	5/22/12	—	7/16/09	4,790	97,400
	7/20/05	19,000	27.15	7/20/12	—	7/16/09			3,500	71,200
	5/21/03	15,000	18.73	5/21/13	24,000

Total		99,000			24,000		11,159	226,900	3,500	71,200

James D.	7/20/05	15,000	27.15	7/20/12	—	7/19/07	1,919	39,000
Plummer						7/17/08	4,450	90,500
						7/16/09	4,790	97,400
						7/16/09			3,500	71,200

Total		15,000			—		11,159	226,900	3,500	71,200

David S.	5/17/00	15,000	61.45	5/17/10	—	7/19/07	1,919	39,000
Pottruck	5/19/04	15,000	27.53	5/19/11	—	7/17/08	4,450	90,500
	5/23/01	15,000	29.41	5/23/11	—	7/16/09	4,790	97,400
	5/22/02	15,000	29.19	5/22/12	—	7/16/09			3,500	71,200
	7/20/05	19,000	27.15	7/20/12	—
	5/21/03	15,000	18.73	5/21/13	24,000

Total		94,000			24,000		11,159	226,900	3,500	71,200

Jane E.	5/17/00	15,000	61.45	5/17/10	—	7/19/07	1,919	39,000
Shaw	5/19/04	15,000	27.53	5/19/11	—	7/17/08	5,370	109,200
	5/23/01	15,000	29.41	5/23/11	—	7/16/09	5,815	118,200
	5/22/02	15,000	29.19	5/22/12	—	7/16/09			4,250	86,400
	7/20/05	19,000	27.15	7/20/12	—
	5/21/03	15,000	18.73	5/21/13	24,000

Total		94,000			24,000		13,104	266,400	4,250	86,400

John L.	5/19/04	15,000	27.53	5/19/11	—	7/19/07	1,919	39,000
Thornton	7/20/05	19,000	27.15	7/20/12	—	7/17/08	4,450	90,500
	7/23/03	12,500	24.58	7/23/13	—	7/16/09	4,790	97,400
						7/16/09			3,500	71,200

Total		46,500			—		11,159	226,900	3,500	71,200

	Option Awards					Stock Awards
									Equity	Equity
									Incentive	Incentive Plan
									Plan Awards:	Awards:
									Number of	Market or
		Number of						Market Value	Unearned	Payout Value
		Securities					Number of	of	Shares, Units,	of Unearned
		Underlying			Market		Shares or	Shares or	or Other	Shares, Units,
		Unexercised	Option		Value of		Units of Stock	Units of Stock	Rights That	or Other
		Options	Exercise	Option	Unexercised		That Have	That Have	Have Not	Rights That
	Grant	Exercisable	Price	Expiration	Options	Grant	Not Vested	Not Vested	Vested	Have Not
Name	Date	(#)	($)	Date	($)	Date	(#)	($)	(#)(1)	Vested ($)
Frank D.		—			—	4/16/09	3,085	62,700
Yeary						7/16/09	4,790	97,400
						7/16/09			3,500	71,200

Total					—		7,875	160,100	3,500	71,200

David B.	5/17/00	15,000	61.45	5/17/10	—	7/19/07	2,315	47,100
Yoffie	5/19/04	15,000	27.53	5/19/11	—	7/17/08	4,450	90,500
	5/23/01	15,000	29.41	5/23/11	—	7/16/09	4,790	97,400
	5/22/02	15,000	29.19	5/22/12	—	7/16/09			3,500	71,200
	7/20/05	19,000	27.15	7/20/12	—
	5/21/03	15,000	18.73	5/21/13	24,000

Total		94,000			24,000		11,555	235,000	3,500	71,200

(1)	OSUs are shown at their target amount. The actual conversion of OSUs into Intel shares following the conclusion of the performance period will range between 33% and 200% of that target amount, depending on Intel’s total stockholder return (TSR) performance versus the TSR benchmark over the applicable three-year performance period, plus the shares from the dividend equivalents that are received on the final shares earned and vested. The dividend equivalents will pay out in the form of additional shares.

(2)	Ms. Bartz retired from the Board effective March 2009; however, the information shown in this table is as of fiscal year-end 2009.

Director Stock Ownership Guidelines. The Board’s stock ownership guidelines for non-employee directors require that within five years of joining the Board, the director must acquire and hold at least 15,000 shares of Intel common stock. After each succeeding five years of Board service, non-employee directors must own an additional 5,000 shares (for example, 20,000 shares after 10 years of service). Unexercised stock options, unvested RSUs, and unearned OSUs do not count toward this requirement. As of December 26, 2009, each director nominated for election at the annual meeting had either satisfied these ownership guidelines or had time remaining to do so.

Deferred Compensation. Intel has a deferred compensation plan that allows non-employee directors to defer their cash and equity compensation. The Cash Deferral Election allows participants to defer up to 100% of their cash compensation and receive an investment return on the deferred funds as if the funds were invested in Intel common stock. Participants receive credit for reinvestment of dividends under this option. Plan participants must elect irrevocably to receive the deferred funds either in a lump sum or in equal annual installments over five or 10 years, and to begin receiving distributions either at retirement or at a future date not less than 24 months from the election date. This deferred cash compensation is an unsecured obligation for Intel. Ambassador Barshefsky chose the Cash Deferral Election with respect to her 2009 fees. The RSU Deferral Election allows directors to defer their RSUs until termination of service. This election must be either 100% or 0% and applies to all RSUs granted during the year. Deferred RSUs count toward Intel’s stock ownership guidelines once they vest. Directors do not receive dividends on deferred RSUs. Mr. Donahoe and Dr. Shaw participated in the RSU Deferral Election program in 2009.

Retirement. In 1998, the Board ended its retirement program for independent directors. Dr. Shaw and Dr. Yoffie, who were serving at that time, were vested with the number of years served. They will receive an annual benefit equal to the annual retainer fee in effect at the time of payment, to be paid beginning upon the director’s departure from the Board. The payments will continue for the lesser of the number of years served as a non-employee director through 1998 or the life of the director. The amounts in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column in the Director Summary Compensation table represent the actuarial increase in pension value accrued under this program. Dr. Shaw is credited with five years of service, and Dr. Yoffie is credited with nine years of service. Assumptions used in determining these increases include a discount rate of 6.1%, a retirement age of 65 or current age if older, RP2000 Mortality table projected to 2009, and an annual benefit amount of $75,000.

Travel Expenses. Intel does not pay meeting fees. We reimburse the directors for their travel and related expenses in connection with attending Board meetings and Board-related activities, such as Intel site visits and sponsored events, as well as continuing education programs.

Charitable Matching. Directors’ charitable contributions to schools and universities that meet the guidelines of Intel’s employee charitable matching gift program are eligible for 50% matching of funds of up to $10,000 per director per year, which is the same limit for employees generally.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents the beneficial ownership of our common stock as of February 22, 2010 by one holder of more than 5% of our common stock, each of our directors and listed officers, and all of our directors and executive officers as a group. Amounts reported under “Number of Shares of Common Stock Beneficially Owned as of February 22, 2010” include the number of shares subject to stock options and RSUs that become exercisable or vest within 60 days of February 22, 2010 (which are shown in the columns to the right). Our listed officers are the CEO, CFO, and three other most highly compensated executive officers in a particular year. Except as otherwise indicated and subject to applicable community property laws, each owner has sole voting and investment power with respect to the securities listed.

				Number of Shares
				Subject to Options
				Exercisable as of
	Number of Shares of			February 22, 2010 or
	Common Stock			Which Become	Number of RSUs That
	Beneficially Owned as of		Percent	Exercisable Within 60	Vest Within 60 Days
Stockholder	February 22, 2010		of Class	Days of This Date	of February 22, 2010
BlackRock, Inc.	338,333,079	(1)	6.112

Paul S. Otellini, Director, President, and Chief Executive Officer	4,791,243	(2)	**	3,964,086	40,000

Sean M. Maloney, Executive Vice President and General Manager, Intel Architecture Group	2,794,935	(3)	**	2,607,827	22,875

Andy D. Bryant, Executive Vice President, Technology, Manufacturing, and Enterprise Services, and Chief Administrative Officer	2,498,161	(4)	**	2,243,611	22,875

David Perlmutter, Executive Vice President and General Manager, Intel Architecture Group	1,027,619		**	933,947	22,125

Stacy J. Smith, Senior Vice President and Chief Financial Officer	567,902		**	527,005	15,875

Jane E. Shaw, Director and Chairman of the Board	270,642	(5)	**	94,000	—

David B. Yoffie, Director	252,475	(6)	**	94,000	—

Reed E. Hundt, Director	143,531	(7)	**	99,000	—

David S. Pottruck, Director	131,519	(8)	**	94,000	—

John L. Thornton, Director	61,031		**	46,500	—

Charlene Barshefsky, Director	59,647	(9)	**	39,000	—

James D. Plummer, Director	32,531		**	15,000	—

Susan L. Decker, Director	9,566		**	—	—

Frank D. Yeary, Director	1,028		**	—	1,028

John J. Donahoe, Director	—		**	—	—

All directors and executive officers as a group (20 individuals)	15,732,315		**	13,234,798	187,528

**	Less than 1%.

(1)	Based on information set forth in a Schedule 13G filed with the SEC on January 29, 2010 by BlackRock, Inc. reporting sole power to vote or direct the vote over 338,333,079 shares and sole power to dispose or direct the disposition of 338,333,079 shares.

(2)	Includes 1,451 shares held by Mr. Otellini’s spouse, and Mr. Otellini disclaims beneficial ownership of these shares, and 440,324 shares held by a trust for which Mr. Otellini shares voting and disposition authority.

(3)	Includes 4,000 shares held by Mr. Maloney’s spouse, and Mr. Maloney disclaims beneficial ownership of these shares.

(4)	Includes 1,600 shares held by Mr. Bryant’s son and 1,000 shares held by Mr. Bryant’s daughter, and Mr. Bryant disclaims beneficial ownership of these shares.

(5)	Includes 32,172 shares held by a family trust for which Dr. Shaw shares voting and disposition authority, and 28,000 shares held by a bank to secure a line of credit.

(6)	Includes 158,475 shares held jointly with Dr. Yoffie’s spouse for which Dr. Yoffie shares voting and disposition authority.

(7)	Includes 10,000 shares held by a family foundation for which Mr. Hundt shares voting and disposition authority.

(8)	Includes 800 shares held by Mr. Pottruck’s daughter. Includes a total of 13,400 shares held in two separate annuity trusts for the benefit of Mr. Pottruck’s brother for which Mr. Pottruck shares voting and disposition authority.

(9)	Includes 6,800 shares held jointly with Ambassador Barshefsky’s spouse for which Ambassador Barshefsky shares voting and disposition authority.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board’s Audit Committee is responsible for review, approval, or ratification of “related-person transactions” involving Intel or its subsidiaries and related persons. Under SEC rules, a related person is a director, officer, nominee for director, or 5% stockholder of the company since the beginning of the previous fiscal year, and their immediate family members. Intel has adopted written policies and procedures that apply to any transaction or series of transactions in which the company or a subsidiary is a participant, the amount involved exceeds $120,000, and a related person has a direct or indirect material interest.

The Audit Committee has determined that, barring additional facts or circumstances, a related person does not have a direct or indirect material interest in the following categories of transactions:

•	any transaction with another company for which a related person’s only relationship is as an employee (other than an executive officer), director, or beneficial owner of less than 10% of that company’s shares, if the amount involved does not exceed the greater of $1 million or 2% of that company’s total annual revenue;

•	any charitable contribution, grant, or endowment by Intel or the Intel Foundation to a charitable organization, foundation, or university for which a related person’s only relationship is as an employee (other than an executive officer) or a director, if the amount involved does not exceed the lesser of $1 million or 2% of the charitable organization’s total annual receipts, or any matching contribution, grant, or endowment by the Intel Foundation;

•	compensation to executive officers determined by the Compensation Committee;

•	compensation to directors determined by the Board;

•	transactions in which all security holders receive proportional benefits; and

•	banking-related services involving a bank depository of funds, transfer agent, registrar, trustee under a trust indenture, or similar service.

Intel personnel in the Legal and Finance departments review transactions involving related persons who are not included in one of the above categories. If they determine that a related person could have a significant interest in such a transaction, the transaction is forwarded to the Audit Committee for review. The Audit Committee determines whether the related person has a material interest in a transaction and may approve, ratify, rescind, or take other action with respect to the transaction in its discretion. The Audit Committee reviews all material facts related to the transaction and takes into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances; the extent of the related person’s interest in the transaction; and, if applicable, the availability of other sources of comparable products or services.

In 2009, there were no related-person transactions under the relevant standards.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of the Board of Directors determines the compensation for our executive officers. The committee considers, adopts, reviews, and revises executive officer compensation plans, programs, and guidelines, and reviews and determines all components of each executive officer’s compensation. As discussed above under “Corporate Governance; Compensation Committee,” Professor Brian Hall of the Harvard Business School serves as the committee’s outside adviser. The committee also consults with management and Intel’s Compensation and Benefits Group regarding both executive and non-executive employee compensation plans and programs, including administering our equity incentive plans.

This section of the proxy statement explains how our executive compensation programs are designed and operate with respect to Intel’s listed officers (the CEO, CFO, and three other most highly compensated executive officers in a particular year):

•	Paul S. Otellini, President and CEO

•	Stacy J. Smith, Senior Vice President and CFO

•	Andy D. Bryant, Executive Vice President, Technology, Manufacturing, and Enterprise Services, and Chief Administrative Officer

•	Sean M. Maloney, Executive Vice President and General Manager, Intel Architecture Group

•	David Perlmutter, Executive Vice President and General Manager, Intel Architecture Group

The “Executive Compensation” section presents compensation earned by the listed officers in 2009, 2008, and 2007.

Executive Summary

In 2009, Intel started the year in one of the deepest recessions in our history and emerged from it with better products and technology. Compared to the first quarter of 2008, revenue in the first quarter of 2009 was down 26%, with the second and third quarters down 15% and 8% compared to the second and third quarters of 2008, respectively. However, fourth quarter results reflected a strengthening demand across all regions and all products categories, driven primarily by the notebook market segment. Fourth quarter revenue of $10.6 billion was up 13% compared to the third quarter, nearly twice the seasonal average, and up 28% compared to the fourth quarter of 2008. Fourth quarter net income of $2.3 billion was up 875% compared to the fourth quarter of 2008. Intel’s stock price at the end of fiscal year 2009 was up 43% compared to the end of 2008.

	2009	2008
	($ in millions, except	($ in millions, except	Change
	per share amounts)	per share amounts)	(%)
Net Revenue	35,127	37,586	(7)

Net Income (GAAP)(1)	4,369	5,292	(17)

Net Income (non-GAAP)(2)	6,628	5,902	12

Stock Price per Share as of Fiscal Year-End	20.33	14.18	43

(1)	Net income (GAAP) results are based on U.S. generally accepted accounting principles (GAAP).

(2)	Net income (non-GAAP) results for 2009 exclude the European Commission fine of $1.45 billion, and the settlement agreement payment with Advanced Micro Devices, Inc. (AMD) of $1.25 billion and the related tax impacts of this charge. Net income (non-GAAP) results for 2008 exclude a $938 million impairment of our investments in Clearwire Corporation and the related tax impacts of this charge.

	Q1	Q2	Q3	Q4
	($ in billions	($ in billions	($ in billions	($ in billions
Net Revenue	except % change)	except % change)	except % change)	except % change)
2009	7.1	8.0	9.4	10.6

2008	9.7	9.5	10.2	8.2

Change (%)	(26)	(15)	(8)	28

Net Income (Loss) (GAAP)	Q1 ($ in billions except % change)	Q2 ($ in billions except % change)	Q3 ($ in billions except % change)	Q4 ($ in billions except % change)

2009	0.6	(0.4)	1.9	2.3

2008	1.4	1.6	2.0	0.2

Change (%)	(56)	(125)	(8)	875

Intel’s compensation actions for 2009 generally reflected our financial and operational results over the course of the fiscal year:

•	Due to the economic and market conditions at the beginning of 2009, annual merit increases to base salaries for the broad-based employee population and the executive officers were suspended. In addition, there were no annual merit increases granted in the incentive cash baseline amounts used under the Executive Officer Incentive Plan (EOIP) and the broad-based annual incentive plan to determine the amount of annual incentive cash payments. Also, on account of the uncertain economic conditions in 2009, there was a reduction to the employee stock purchase program (capping employee contributions at 5% rather than 10% of eligible compensation). Lastly, there were no 2009 promotions for any of the executive officers, including the listed officers. In 2010, merit increases to base salaries and incentive cash baseline amounts resumed for the broad-based employee population and the executive officers; similarly, promotions also resumed.

•	During the beginning of 2009, most Intel employees were granted an “investment grant” in addition to their regular equity awards. This grant was incremental to regular annual equity award grants and was intended to support Intel’s view that employees should be encouraged to hold an ownership stake in the company and that equity can serve as a useful retention tool in the mix of compensation. The investment grant and the regular annual equity awards are each subject to a four-year vesting schedule and are expected to assist in employee retention as the economy improves. Equity awards also have the benefit to the company of being non-cash items, and so did not require the company to use cash for the program.

•	The investment grants for executive officers were in stock options and were set at approximately 50% of the value of the listed officers’ annual equity awards for 2009. Half of the investment grant was made to the listed officers in April 2009, and half in January 2010. These awards will vest equally over four years from the grant date and have a seven-year term. The CEO did not receive an investment grant but received an annual grant of options with special terms that reinforce a longer term financial perspective.

•	Beginning in 2009, it was determined that the regular annual equity award grants to the executive officers would primarily be in the form of a new type of equity award entitled “outperformance stock units” (OSUs), rather than stock options and time-vested restricted stock units (RSUs). OSUs are performance-based stock units under which the number of shares of Intel common stock that the recipient receives will range from 33% to 200% of the target amount based on three-year total stockholder return (TSR) relative to a peer group. The view in designing and using OSUs was that they struck a balance between stock options and RSUs; they are performance-based and present significant upside potential for superior stock price performance while sharing some attributes of traditional RSUs by offering some value to the recipient, even if the stock price declines over the three-year measurement period.

•	Following approval by Intel’s stockholders, in the third quarter of 2009 Intel commenced an employee stock option exchange program (Option Exchange) in which most Intel employees in eligible countries, but not the listed officers or directors, were given the opportunity to exchange “underwater” stock options that had an exercise price above the 52-week high as of October 30, 2009 and met other criteria for a lesser number of new stock options that had approximately the same fair value as the options surrendered. Intel accepted for cancellation and cancelled stock options covering 217 million shares, representing 66% of the total eligible stock options, and issued 83 million new stock options in exchange. The Option Exchange was designed to give added incentive to motivate and retain talented employees and reinvigorate a culture based on employee stock ownership. The Option Exchange was successful in reducing “overhang” (equity awards outstanding but not exercised, plus equity awards available to be granted, divided by total common shares outstanding at the end of the year); Intel had a net reduction to overhang of 134 million shares.

•	Intel’s business and financial results (on an adjusted basis) improved during the course of 2009, including its performance relative to the “market” (market comparator group), consisting of the 15 technology companies included in Intel’s peer group (described below under “External Competitive Considerations”) and the companies included in the S&P 100, other than Intel. One effect was that the multiplier used under both the EOIP and the broad-based annual incentive plan to determine the amount of annual incentive cash payments increased relative to 2008, resulting in an increase in performance-based annual cash compensation for all employees, including the listed officers.

•	The EOIP and the broad-based annual incentive cash plan use multi-part formulas with variables including net income, net income growth compared to the market comparator group, and the scoring of operational goals. Consistent with the plans, Intel’s net income may be adjusted at the Compensation Committee’s discretion to use numbers not in accordance with U.S. generally accepted accounting principles (GAAP), and since 2007, the market comparator group’s net income has been adjusted to non-GAAP net income to exclude certain items described more fully below under “Annual Incentive Cash Payments.” For 2009, it was determined to exclude the impact of the charges associated with the European Commission fine, and the cost of the settlement agreement payment to Advanced Micro Devices, Inc. (AMD) and the related tax impacts of this charge, along with any non-GAAP adjustments made to the market comparator group for the calculation of the multiplier used for the annual incentive cash payment for the employees. However, the Compensation Committee, using its discretion, applied a lower multiplier to determine executive officers’ payments because the committee determined that the executive officers, as senior leaders of Intel, should not avoid an impact to their cash compensation from the European Commission fine and the AMD settlement agreement payment. Similarly, the semiannual incentive cash payments were set at a lower level for executive officers than for the broad-based employee population.

INTEL’S COMPENSATION FRAMEWORK

Compensation Philosophy, Program Objectives, and Key Features

Intel’s compensation programs are designed to support its business goals and promote both short- and long-term profitable growth of the company. Intel’s equity plans are used with the majority of Intel’s employee population and executive compensation programs, and are intended to align compensation with the long-term interests of Intel’s stockholders. Total compensation for each employee varies with individual performance and Intel’s performance in achieving financial and non-financial objectives.

The Compensation Committee and Intel’s management believe that compensation should help recruit, retain, and motivate the employees that the company will depend on for current and future success. The committee and Intel’s management also believe that the proportion of at-risk, performance-based compensation should rise as an employee’s level of responsibility increases. Intel’s compensation philosophy is reflected in the following key design priorities that govern compensation decisions:

•	alignment with stockholders’ interests;

•	pay for performance;

•	balance among performance objectives and horizons;

•	employee recruitment, retention, and motivation;

•	cost and dilution management; and

•	egalitarianism.

Intel employees, including executive officers, are employed at will, without employment agreements, severance payment arrangements (except as required by local law), or payment arrangements that would be triggered by a “change in control” of Intel. Retirement plan programs are broad-based; Intel does not provide special retirement plans or benefits solely for executive officers.

The committee believes that the majority of the executive officers’ total compensation should consist of equity awards, which are longer term incentive compensation, rather than cash, which is primarily tied to shorter term performance.

Compensation Terms

We use the following descriptive categories in this “Compensation Discussion and Analysis” section:

•	Total cash compensation refers to base salary plus performance-based cash compensation.

•	Performance-based cash compensation includes annual and semiannual incentive cash payments.

•	Equity awards include stock options, restricted stock units (RSUs) and outperformance stock units (OSUs), which may be granted as annual or long-term awards with time-based vesting.

•	Performance-based compensation refers to performance-based cash compensation and equity awards.

•	Total compensation refers to base salary, performance-based cash compensation, and equity awards (note that this formulation differs from that in the Summary Compensation table; it does not include “change in pension value and non-qualified deferred compensation earnings” and “all other compensation”).

Elements of Compensation

Compensation for Intel’s executive officers, as well as the majority of Intel’s employees located in the United States, consists of the elements identified in the following table.

Compensation Element	Objective	Key Features Specific to Executives
Base Salaries	To provide a minimum, fixed level of cash compensation for the executive officers	Targeted at the 25th percentile of our peer group on average, since we seek to have the majority of executive officer pay at risk and tied to company performance

Adjustments are based on an individual’s current and expected future performance, pay relative to the market, and internal equity

Performance-Based Cash Compensation	To encourage and reward executive officers’ contributions in producing strong financial and operational results	Annual incentive cash payments are based on a formula that includes relative and absolute net income growth, company performance relative to operational goals, and an individual performance adjustment

Semiannual incentive cash payments are based on pretax margin or net income, plus customer satisfaction goals

Total cash compensation (base salary plus performance-based cash compensation) is targeted at the 65th percentile of the peer group’s total on average (actual percentile will vary based on annual performance)

Equity Awards	To retain executive officers and align their interests with those of stockholders	Targeted at the 65th percentile of our peer group’s total long-term incentive compensation on average when an executive officer receives an annual OSU grant with long-term stock options and RSU grants; annual equity grants are targeted to be below the 50th percentile of our peer group on average

Majority of listed officers’ 2009 total compensation comes in the form of OSUs, which have a performance period of three years and vest 100% in 37 months based on relative TSR

Long-term equity awards generally vest in full on the fifth anniversary of the grant date, whereas annual equity grants vest in annual increments generally over the first four years after the grant date

Stock Purchase Plan	To encourage executive officer stock ownership, further aligning their interests with those of stockholders	Broad-based program under which employees, including executive officers, can purchase up to $25,000 in market value of Intel stock at a 15% discount to the market price

Profit Sharing Retirement Plan	To provide a level of retirement income for the executive officers	Broad-based plan under which Intel makes discretionary profit sharing contributions (a percentage of eligible salary and performance-based cash) on compensation up to the tax code limit

Intel’s contributions vest in 20% annual increments after two years of service, completely vesting after six years

Non-Qualified Deferred Compensation Plan	To provide retirement savings in a tax-efficient manner	Any profit sharing contributions based on annual compensation exceeding the tax code limit of $245,000 for 2009 are added to the executive officer’s non-qualified deferred compensation account

Executive officers can elect to defer up to 50% of their base salaries and 100% of their annual incentive cash payments

Balances in the deferred compensation plan are unfunded obligations of Intel. The balances are adjusted on the basis of notional investment returns; returns are not set or guaranteed by Intel

Additional information on these elements is set forth below.

Base Salary

When the Compensation Committee determines the executive officers’ base salaries during the first quarter of the year, the committee takes into account each officer’s role and level of responsibility at the company, as well as individual performance for the prior year. In general, executive officers with the highest level of responsibility have the lowest percentage of their compensation fixed as base salary and the highest percentage of their compensation at risk. Base salary represents a small percentage of total cash compensation (20% in 2009) and total compensation (7% in 2009) for the listed officers, as set forth in the Summary Compensation table.

Performance-Based Compensation

Intel’s pay-for-performance programs include performance-based cash compensation that rewards strong financial and operational performance, and equity awards that reward stock price appreciation. Annual and semiannual incentive cash payment programs are determined primarily by Intel’s annual financial results and are not linked to Intel’s stock price performance. The committee believes that targeting total cash compensation and total compensation at the 65th percentile is appropriate because of the high proportion of compensation that is variable, at risk, and tied to Intel’s financial and operational performance. In 2009, performance-based compensation accounted for 89% of the total compensation for listed officers, as shown in the Summary Compensation table. A percentage of total compensation was performance-based cash (29% in 2009), with the majority of total compensation in the form of equity awards (60% in 2009) whose ultimate economic value to the recipients will depend upon future stock price performance.

Annual Incentive Cash Payments

Net income is a key financial component in the formulas used to calculate payments under Intel’s incentive cash programs. In 2009, net income decreased 17% compared to 2008 on a GAAP basis. In 2009, net income increased 12% compared to 2008 on a non-GAAP basis. The committee determined that using non-GAAP net income (adjusted net income) for Intel and for the other companies used in the market comparator group portion of the formulas served as an appropriate basis for calculating the annual incentive cash compensation for 2009. The market comparator group consists of the 15 technology companies included in Intel’s peer group (described below under “External Competitive Considerations”) and the companies included in the S&P 100, other than Intel. The 2009 adjusted net income for Intel excludes the European Commission fine of $1.45 billion, and the company’s settlement agreement payment to AMD of $1.25 billion and the related tax impacts of this charge. Adjusted net income results for the market comparator group companies were calculated by taking “net income before extraordinary items and discontinued operations” and then subtracting “legal and insurance settlements” and “goodwill impairments.” Primarily because of Intel’s adjusted net income increase and Intel’s absolute performance and relative performance compared to the performance of the market comparator group, aggregate annual incentive cash payments to listed officers increased 38% in 2009 compared to 2008.

Annual incentive cash payments for executive officers, including the listed officers, are made under the EOIP. This plan mirrors the broad-based plan for employees, with the added feature of an individual performance adjustment. The annual incentive cash payment cannot be increased beyond the maximum limits calculated each year under the formula and cannot in any event exceed $10 million for any individual. The following illustration shows the EOIP formula.

As shown above, the sum of the three corporate performance components determines the EOIP multiplier; the details of each component are described in the explanation following the Grants of Plan-Based Awards table in “Executive Compensation.” We expect the multiplier calculated under the plan to typically range between 2 and 4 (but it may be higher or lower depending on the output of the formula), with a target multiplier of approximately 3. The committee has the ability to apply discretionary criteria to determine the individual performance adjustment percentage, and may further adjust a payout downward (but not upward) on a discretionary basis. The committee designed the EOIP to use net income, on a GAAP or non-GAAP basis, as the case may be, as the financial performance metric to reward executive officers for growing absolute and relative financial performance, as it is independent of factors such as stock price movements and stock buybacks that affect earnings per share. For more information on corporate performance components, see the Grants of Plan-Based Awards table in “Executive Compensation.”

Following the end of 2009, the committee determined the annual incentive cash payments in accordance with the plan’s formula. The 2009 non-GAAP financial results yielded a multiplier of 3.92, calculated as follows:

Absolute Financial Component	Relative Financial
(In millions)($)	Component	Operational Component	Points	EOIP Multiplier

$6,628	(1 + (25.2%))	Architecture/Platforms	18.25
$5,771	(1 + (–29.0%))	Manufacturing/Technology	29.50
		Growth and Execution	21.63
		Customer Orientation	30.00
		Total	99.38/99

1.149	1.763		1.004	3.92

In 2009, Intel’s adjusted net income increased more than the average adjusted net income growth reported for the market comparator group, Intel’s adjusted net income was higher than the trailing three-year average, and Intel scored 100.4% on operational goals.

The multiplier of 3.92 was used for calculating the majority of the employee population’s annual incentive cash payment for 2009. However, the committee elected to use their discretion and lowered the EOIP multiplier to 3.65 for the executive officers, including the listed officers, to take into account part of the charges associated with the European Commission fine and the company’s settlement agreement payment with AMD.

The following graph illustrates how the amount of the average annual and semiannual incentive cash payments to the listed officers has varied compared with the 2009 adjusted net income used in the EOIP formula. The relative performance component of the EOIP formula was responsible for the majority of the increase in the multiplier for 2009.

(1)	Non-GAAP net income was used for 2009.

The following table details how the EOIP payouts were calculated for each listed officer.

				Executive’s Annual
	EOIP		Individual Performance	Incentive Cash
Executive	Multiplier	Incentive Cash Baseline ($)	Adjustment	Payment ($)
Paul S. Otellini	3.65	1,400,000		5,110,000
Stacy J. Smith	3.65	310,000		1,131,500
Andy D. Bryant	3.65	470,000	4.9%	1,800,100
Sean M. Maloney	3.65	400,000		1,460,000
David Perlmutter	3.65	365,000		1,327,200 (1)

(1)	Mr. Perlmutter receives his cash compensation in Israeli shekels; however, his incentive cash baseline is set in U.S. dollars. The amount reported above in “Executive’s Annual Incentive Cash Payment” was paid out in Israeli shekels but has been converted to U.S. dollars at a rate of 3.80 shekels per dollar, calculated as of December 24, 2009. At the time payment was made, the then-current exchange rate was used, resulting in a $5,100 decline from the amount reported in the table above due to fluctuations in the exchange rate.

Semiannual Incentive Cash Payments

Intel’s executive officers participate in a company-wide, semiannual incentive cash plan that calculates payouts based on Intel’s corporate profitability, which links compensation to financial performance. Payouts are communicated as a number of extra days of compensation, with executive officers normally receiving the same number of extra days as other employees. Plan payments earned in 2009 totaled 16.7 days of compensation per employee, up from 15.2 days in 2008, for the majority of Intel’s employee population. This total included two days of compensation resulting from Intel’s achievement of its customer satisfaction goals in 2009. The committee used their discretion to lower the payments for the executive officers, including the listed officers, by two days, so their plan payments were 14.7 days of compensation. In 2009, 2008, and 2007, semiannual incentive cash payments represented 5% or less of listed officers’ total performance-based cash compensation.

Equity Incentive Plans

The committee and management believe that equity compensation is a critical component of a total compensation package that helps Intel recruit, retain, and motivate the employees needed for the present and future success of the company. Most equity grants occur in connection with the annual performance review and compensation adjustment cycle. For all employees, including the listed officers, Intel uses pre-established quarterly dates for the formal granting of equity awards during the year. With limited exceptions, these dates typically occur shortly after publication of Intel’s quarterly earnings releases. The committee determines the amount of equity grants based on its subjective consideration of factors such as relative job scope, expected future contributions to the growth and development of the company, and the competitiveness of grants relative to the peer group. When evaluating future contributions, the committee projects the value of the executive officer’s future performance based on the officer’s expected career development. The equity grants are meant to motivate the executive officer to stay at Intel and deliver the expected future performance.

Option Awards. Option awards are granted to reward executives for long-term stock price appreciation and to align their interests with the interests of stockholders. Mr. Otellini’s 2009 annual stock option grant differs from the terms applicable to most of Intel’s annual option awards by providing that upon his retirement from Intel at age 60 or older, the exercise window for the options would be the full remaining life of the award. The stock options vest ratably over four years, have a seven-year life, and will expire in 2016. However, because of Mr. Otellini’s years of service, any unvested portion of the option would vest in full upon his retirement from Intel at age 60 or older, which is consistent with the standard retirement vesting term for options granted under the 2006 Equity Incentive Plan. Mr. Otellini, like our other executive officers, is employed at will without an employment contract; as a result, he does not have a set retirement date. The committee included the extended exercise window in the 2009 grant because it believed that the provision would better ensure that the grant provided the appropriate long-term alignment with stockholders. The decisions of a CEO can affect the company’s performance for many years, and the exercise provisions will give Mr. Otellini the opportunity to realize the benefit of actions taken today with a long-term view.

Outperformance Stock Unit (OSU) Awards. OSUs are designed to reward executives for stock price appreciation relative to the S&P 100 and select technology companies. Beginning in 2009, the committee granted executive officers OSUs rather than stock options and RSUs as their primary annual equity award. OSUs are performance-based RSUs. The number of shares of Intel common stock that the executive officer receives at vesting will range from 33% to 200% of the nominal amount of OSUs granted to the senior officer. The performance measurement period for an OSU is three years, and the performance metric is relative three-year TSR. TSR is a measure of stock price appreciation plus any dividends paid during the performance period. The median TSR is calculated for the 15 technology companies included in our peer group for determining executive compensation (as discussed below under “External Competitive Considerations”), and the median TSR is calculated for the companies included in the S&P 100 (excluding Intel). The average of those two median TSR results is used in our OSU program calculation. If Intel under-performs the peer group, the percentage at which the OSUs convert into shares will be reduced from 100%, at a rate of two to one (two-percentage-point reduction in units for each percentage point of under-performance), with a minimum percentage of 33%. If Intel outperforms the peer group, the percentage at which the OSUs convert to shares will be increased from 100%, at a rate of three to one (three-percentage-point increase in units for each percentage point of over-performance), with a maximum percentage of 200%. The OSUs cliff vest in three years and one month from the grant date, which is one month after the end of the performance period. At the end of the vesting period, the earned units will convert to Intel common stock, and dividend equivalents will be paid on the shares that are earned and vested in the form of additional shares of Intel common stock at a rate equal to the dividends that were payable over the performance period on the number of shares issued.

This change to Intel’s equity incentive design serves a number of purposes. First, consistent with our other equity vehicles, OSUs deliver value in the form of Intel common stock, focusing the leadership team on ensuring the long-term viability of the company. Second, due to the relative performance metric, this design provides an incentive to outperform the composite index over the three-year performance cycle. By utilizing full shares, this program is typically less dilutive than stock options while providing alignment with stockholders. Finally, the payout range of 33% to 200% of target moderates unnecessary risk-taking while still providing an incentive to outperform the composite index over a multi-year period.

Executive Long-Term Equity Awards. Long-term retention awards for executive officers generally are considered once every four years. These long-term retention awards are generally granted in four equal annual installments, each with a five-year cliff-vesting schedule, meaning that 100% of each of the installments vests on the fifth anniversary of the grant date. The size of each annual installment and the allocation between RSUs (approximately 30% of total equity award value) and stock options (approximately 70% of total) are determined in the year that the first installment is granted, based on grant date fair values (calculated in conformity with GAAP) at that time. The committee believes that the 30% to 70% mix of long-term retention equity awards provides long-term incentive value and, by making compensation more dependent on future stock price appreciation, also provides an incentive for long-term stock growth.

Investment Grants. As discussed in “Executive Summary,” in 2009 Intel made investment grants in the form of stock options to employees, including listed officers other than the CEO. The value of these awards was set at approximately 50% of the value of the listed officers’ annual equity awards for 2009. Half of the investment grant was made to the listed officers in April 2009, and half in January 2010. These awards will vest equally over four years from the grant date and will have a seven-year term.

Key Equity Metrics. There are key equity metrics that the committee and Intel’s management use to determine the costs to stockholders of Intel’s equity compensation program. The following table shows how these metrics have changed over the past three years. We define the metrics as follows:

•	Dilution is total equity awards granted (less cancellations) divided by shares outstanding at the beginning of the year.

•	Burn rate is similar to dilution, but does not take cancellations into account.

•	Overhang is equity awards outstanding but not exercised, plus equity awards available to be granted, divided by total equity awards outstanding at the end of the year.

	2009		2008	2007
	(%)		(%)	(%)
Percentage of equity-based awards granted to listed officers	1.0	(1)	3.8	4.6
Dilution	0.0		0.1	0.0
Burn rate	3.2	(2)	1.0	1.0
Overhang	14.2		15.3	16.2

(1)	Excluding equity awards granted associated with the Option Exchange, the percentage of equity-based awards granted to the listed officers would have been 1.9.

(2)	Burn rate increased due to the Option Exchange; the 2009 burn rate would have been 1.7 without the Option Exchange.

By policy, the committee limits grants to listed officers to no more than 5% of the total equity awards granted in any one year. The dilution, burn rate, and overhang amounts reported above are for all equity awards, not just those awarded to listed officers. The goal of the committee and Intel’s management is to limit total annual dilution to less than 2%.

DETERMINING EXECUTIVE COMPENSATION

In determining base salary, annual incentive cash baselines, and equity awards, the Compensation Committee uses the listed officers’ current level of compensation as the starting point. The committee bases any adjustments to those levels primarily on benchmarking to peer companies and the individual’s performance. Secondary considerations in determining the level of compensation include internal pay equity and wealth accumulation. The committee has discretion to set compensation at levels that may be higher or lower than peer group target percentiles.

External Competitive Considerations

To assist the Compensation Committee in its review of executive compensation, Intel’s Compensation and Benefits Group provides compensation data compiled from executive compensation surveys, as well as data gathered from annual reports and proxy statements from companies that the committee selects as a “peer group” for executive compensation analysis purposes. This historical compensation data is then adjusted in order to arrive at current-year estimates for the peer group. The committee uses this data to compare the compensation of our listed officers to the peer group, targeting the 25th percentile for base salaries and the 65th percentile for total cash compensation and total compensation on average. The committee’s goal for equity compensation is that the combination of annual and long-term equity awards will approximate the 65th percentile of the peer group’s long-term incentive compensation on average. Since the listed officers have the highest levels of responsibility for the company’s overall performance, the committee believes that these officers are in the best positions to influence the company’s performance, and accordingly should have the majority of their total compensation tied to performance. Professor Hall, the committee’s independent adviser, and Intel’s Compensation and Benefits Group review this data with the committee.

The peer group includes 15 technology companies and 10 companies outside the technology industry from the S&P 100. When the peer group was created in 2007, the committee chose companies that resembled Intel in various respects, such as those that made significant investments in research and development and/or had substantial manufacturing and global operations. In addition, the committee selected companies whose three-year averages for revenue, net income, and market capitalization approximated Intel’s. The peer group includes companies with which Intel competes for talent and matches the peer group that Intel uses for measuring relative financial performance for annual incentive cash payments.

The 2009 peer group consisted of the following companies:

			Net Income	Market Capitalization
	Reported	Revenue	(Loss)	on March 3, 2010
Company	Fiscal Year	($ in billions)	($ in billions)	($ in billions)
Advanced Micro Devices, Inc.(1)	12/26/09	5.4	0.3	5.6

Apple Inc.(1)	9/26/09	42.9	8.2	190.0

Applied Materials, Inc.(1)	10/25/09	5.0	(0.3)	16.8

AT&T Inc.	12/31/09	123.0	12.5	147.4

Cisco Systems, Inc.(1)	7/25/09	36.1	6.1	142.1

Dell Inc.(1)	1/30/09	61.1	2.5	26.9

The Dow Chemical Company	12/31/09	44.9	0.6	34.1

EMC Corporation(1)	12/31/09	14.0	1.1	36.2

General Electric Company	12/31/09	156.8	11.0	172.6

Google Inc.(1)	12/31/09	23.7	6.5	173.9

Hewlett-Packard Company(1)	10/31/09	114.6	7.7	120.9

International Business Machines Corporation(1)	12/31/09	95.8	13.4	165.9

Johnson & Johnson	1/3/10	61.9	12.3	175.5

Merck & Co., Inc.	12/31/09	27.4	13.0	78.7

Microsoft Corporation(1)	6/30/09	58.4	14.6	249.5

Motorola, Inc.(1)	12/31/09	22.0	(0.1)	16.0

Oracle Corporation(1)	5/31/09	23.3	5.6	123.0

Pfizer Inc.	12/31/09	50.0	8.6	139.7

Qualcomm Incorporated(1)	9/27/09	10.4	1.6	64.9

Texas Instruments Incorporated(1)	12/31/09	10.4	1.5	30.5

Tyco International Ltd.	9/25/09	17.2	(1.8)	17.5

United Parcel Service, Inc.	12/31/09	45.3	2.2	59.3

United Technologies Corporation	12/31/09	52.9	3.8	65.3

Verizon Communications Inc.	12/31/09	107.8	3.7	82.9

Yahoo! Inc.(1)	12/31/09	6.5	0.6	22.3

Intel 2009	12/26/09	35.1	4.4	113.5

Intel 2009 Percentile		45%	51%	57%

  (1) Indicates a technology company included in the peer group.

On August 5, 2009, the committee approved the following changes to the peer group effective for 2010:

•	Motorola was removed from the peer group and was replaced by NVIDIA Corporation; and

•	Tyco International was removed from the peer group since the company is no longer part of the S&P 100. Schlumberger Limited was added to the peer group in Tyco’s place.

Individual Performance Reviews

The Compensation Committee reviews the details on how each executive officer, including the CEO, performs in the following categories:

•	Strategic Capability. How well does the executive identify and develop relevant business strategies and plans?

•	Execution. How well did the executive execute strategies and plans?

•	Leadership Capability. How well does the executive lead and develop the organization and people?

The CEO documents each executive officer’s performance during the year, detailing accomplishments, areas of strength, and areas for development. The CEO bases his evaluation on his knowledge of each executive officer’s performance, an individual self-assessment completed by each executive officer, and feedback provided by each executive officer’s direct reports. The CEO also reviews the compensation data gathered from compensation surveys and makes a recommendation to the committee on base salary, annual incentive cash baseline, and equity awards for each executive officer other than himself. Intel’s Director of Human Resources and the Compensation and Benefits Group assist the CEO in developing the executive officers’ performance reviews and reviewing the market compensation data to determine the compensation recommendations. Executive officers do not propose or seek approval for their own compensation.

The CEO’s annual performance review is developed by the independent directors acting as a committee of the whole Board. For the CEO’s review, formal input is received from the independent directors, including the Chairman, and senior management. The CEO also submits a self-assessment. The independent directors meet as a group in executive session to prepare the review, which is completed and presented to the CEO. This evaluation is used by the committee to determine the CEO’s base salary, annual incentive cash baseline, and equity awards.

Wealth Accumulation Analysis

The Compensation Committee reviews the value of each element of compensation from Intel that the executive officer could potentially receive over the next 10 years, under scenarios of continuing employment, termination, and retirement. For this review, total remuneration includes all aspects of the executive officer’s total cash compensation from continuing employment, the future value of equity awards under varying stock price assumptions (and including, as applicable, the impact of accelerated vesting upon retirement), the value of any deferred compensation, and profit sharing retirement benefits. The goal of the analysis is to allow the committee to see how each element of compensation interacts with the other elements and to see how current compensation decisions may affect future wealth accumulation. To date, the amount of past compensation, including amounts realized or realizable from prior equity awards, has generally not been a significant factor in the committee’s considerations.

2009 Compensation Determinations

In the first quarter of 2009, the Compensation Committee established base salaries, set the annual incentive cash baselines and operational goals under the EOIP, and determined the equity awards for executive officers. Given Intel’s financial performance in 2008, as well as uncertainty in the global economic environment, the committee elected in January 2009 to hold base salaries and annual incentive cash baselines flat for all listed officers. Following the end of the year, the committee approved the calculation of the multiplier to be used in making annual incentive cash payments based on the EOIP formula and the committee’s use of negative discretion (as discussed above in “Executive Summary”), determined any individual performance adjustments under the plan, and approved profit sharing contributions to the retirement plan. In January 2010, the committee approved a multiplier of 3.65 for the EOIP.

Mr. Otellini’s 2009 Compensation

In 2009, the committee elected to hold Mr. Otellini’s base salary and annual incentive cash baseline flat to 2008. Based on market data, the committee believes that Mr. Otellini’s base salary for 2009 was slightly above the 25th percentile. Although the committee held Mr. Otellini’s base salary and annual incentive cash baseline flat in 2009, Mr. Otellini’s total cash compensation increased by 28% and was significantly above the 65th percentile because of an increase in the annual incentive cash payments in 2009, driven by an increase in the EOIP multiplier from 2.66 in 2008 to 3.65 in 2009. In 2009, based on Professor Hall’s recommendation, Mr. Otellini was granted two forms of equity awards: OSUs and annual stock options. Options are intended to reward Mr. Otellini for long-term stock price appreciation and to align his interests with the interests of stockholders, while OSUs are designed to reward Mr. Otellini for stock price appreciation relative to the S&P 100 and select technology companies. A mix of OSUs and options were granted to Mr. Otellini to provide rewards for both relative stock price appreciation (OSU) and absolute stock price appreciation (options). Mr. Otellini was awarded 250,000 stock options, which had a grant date fair value of $1,182,000, and OSUs with a target payout of 300,000 shares, which had a grant date fair value of $6,684,000. Based on grant date fair value, Mr. Otellini received a 9% increase in the value of his annual equity awards in 2009 compared to 2008. The net effect of these changes was that Mr. Otellini’s total compensation increased 17% in 2009 compared to 2008. The committee believes that his total compensation was slightly below the 65th percentile.

	2009	2008	Change
	($)	($)	(%)
Base Salary	1,000,000	1,000,000	—
Semiannual Incentive Cash Payments	141,500	149,300	(5)
Annual Incentive Cash Payments	5,110,000	3,724,000	37
Total Cash Compensation	6,251,500	4,873,300	28
Equity Awards (OSUs and Stock Options for 2009, RSUs and Stock Options for 2008) (based on grant date fair value)	7,866,000	7,224,900	9
Total Compensation	14,117,500	12,098,200	17

Mr. Smith’s 2009 Compensation

Mr. Smith’s base salary and annual incentive cash baseline were held flat in 2009. Based on market data, the committee believes that Mr. Smith’s base salary for 2009 was significantly below the 25th percentile for CFOs in our peer group. Due to an increase in the annual incentive cash payments in 2009, driven by an increase in the EOIP multiplier from 2.66 in 2008 to 3.65 in 2009, Mr. Smith’s total cash compensation increased 23%, and his total cash compensation was at approximately the 65th percentile of CFOs in our peer group. In 2009, Mr. Smith received an OSU grant with a target of 104,350 shares. Based on grant date fair value, Mr. Smith received a 13% increase in the value of his annual equity awards in 2009 compared to 2008, in line with our target for market competitiveness for annual equity grants. Mr. Smith was also granted a long-term stock option to purchase 45,000 shares and 6,500 long-term RSUs. These represent the third annual installment of a long-term award established in 2007, and thus the size of these awards was the same as in 2007 and 2008, but their grant date fair value declined due to our second quarter 2009 stock price being lower than in 2008. In addition, he received an investment grant of 122,940 options. Primarily because of the increases in the annual incentive cash payments and his investment grant, Mr. Smith’s total compensation increased 27% for 2009. The committee believes that his total compensation was at approximately the 65th percentile of CFOs in our peer group. Mr. Smith’s compensation is lower than the other listed officers because of his shorter tenure as an executive officer. Also, at the time that the 2009 compensation decisions were made, Mr. Smith was a Vice President, while the other listed officers (excluding the CEO) were Executive Vice Presidents.

	2009	2008	Change
	($)	($)	(%)
Base Salary	425,000	425,000	—
Semiannual Incentive Cash Payments	43,300	46,900	(8)
Annual Incentive Cash Payments	1,131,500	824,600	37
Total Cash Compensation	1,599,800	1,296,500	23
Long-Term Equity Awards (based on grant date fair value)	275,500	415,500	(34)
Annual Awards (OSUs for 2009; options and RSUs for 2008) (based on grant date fair value)	2,324,900	2,051,000	13
Investment Grant (based on grant date fair value)	581,200	—	n/a
Total Compensation	4,781,400	3,763,000	27

Mr. Bryant’s 2009 Compensation

In 2009, the committee elected to hold Mr. Bryant’s base salary and annual incentive cash baseline flat. Due to the lack of market data for chief administrative officers in our peer group, for 2009 we continued to use the CFO market data to compare Mr. Bryant’s compensation data to the market. Based on market data, the committee believes that Mr. Bryant’s base salary for 2009 was significantly below the 25th percentile for CFOs in our peer group. Mr. Bryant’s total cash compensation increased 30% in 2009, due to annual incentive cash payments that were higher than in 2008, resulting in his total cash compensation being significantly above the 65th percentile. A portion of that 30% increase came from an individual performance adjustment of 4.9% for Mr. Bryant’s annual incentive cash payment. The committee determined to make this 4.9% adjustment in recognition of Mr. Bryant’s job scope increasing to include manufacturing in addition to the finance, human resources, and information technology functions for which he previously had responsibility, and for his performance in 2009, including his work on strategy and litigation matters. In 2009, Mr. Bryant received an OSU grant with a target of 134,650 shares. In addition, he received an investment grant of 158,630 options. As discussed above, this represents the first half of two investment grants that together have a grant date fair value equal to 50% of the grant date fair value of his annual equity award. Based on grant date fair value, Mr. Bryant received a 14% increase in the value of his annual equity awards in 2009 compared to 2008, in line with our target for market competitiveness for annual equity grants. Primarily because of the increases in his annual incentive cash payment and equity awards, Mr. Bryant’s total compensation increased 38% for 2009. The committee believes that his total compensation was significantly higher than the 65th percentile, primarily because his annual incentive cash payments were above target and he received an investment grant.

	2009	2008	Change
	($)	($)	(%)
Base Salary	500,000	500,000	—
Semiannual Incentive Cash Payments	57,200	60,800	(6)
Annual Incentive Cash Payments	1,800,100	1,250,200	44
Total Cash Compensation	2,357,300	1,811,000	30
Annual Awards (OSUs for 2009; options and RSUs for 2008) (based on grant date fair value)	3,000,000	2,623,200	14
Investment Grant (based on grant date fair value)	750,000	—	n/a
Total Compensation	6,107,300	4,434,200	38

Mr. Maloney’s 2009 Compensation

In 2009, the committee elected to hold Mr. Maloney’s base salary and annual incentive cash baseline flat. When the 2009 compensation decisions were made, Mr. Maloney was serving as Intel’s Chief Sales and Marketing Officer. Later in 2009, Mr. Maloney took a new role as General Manager of the Intel Architecture Group. Based on market data, the committee believes that Mr. Maloney’s base salary for 2009 was significantly above the 25th percentile for sales and marketing executives in our peer group. Mr. Maloney’s total cash compensation increased 24% in 2009, and the committee believes that his total cash compensation was significantly above the 65th percentile for sales and marketing executives in our peer group. In 2009, the committee compensated Mr. Maloney above the 65th percentile for total cash compensation in an effort to maintain internal equity with other executive vice presidents, reflecting the significance of his position at Intel and his responsibilities. In 2009, Mr. Maloney received an OSU grant with a target of 134,650 shares. Mr. Maloney also was granted a long-term stock option to purchase 82,500 shares and 11,750 long-term RSUs. These represent the third annual installment of a long-term award established in 2007, and thus the size of these awards was the same as in 2007 and 2008, but their grant date fair value declined due to our second quarter 2009 stock price being lower than in 2008. In addition, he received an investment grant of 158,630 options. Based on grant date fair value, Mr. Maloney received a 14% increase in the value of his annual equity awards in 2009 compared to 2008, in line with our target for market competitiveness and with grants to other executive vice presidents. Primarily because of the increase in annual incentive cash payments and his investment grant, Mr. Maloney’s total compensation increased 25% for 2009. The committee believes that his total compensation was significantly above the 65th percentile for sales and marketing executives in our peer group but in line with Intel’s other executive vice presidents.

	2009	2008	Change
	($)	($)	(%)
Base Salary	500,000	500,000	—
Semiannual Incentive Cash Payments	53,100	56,300 (1)	(6)
Annual Incentive Cash Payments	1,460,000	1,064,000	37
Total Cash Compensation	2,013,100	1,620,300	24
Long-Term Equity Awards (based on grant date fair value)	503,300	759,000	(34)
Annual Awards (OSUs for 2009; options and RSUs for 2008) (based on grant date fair value)	3,000,000	2,623,200	14
Investment Grant (based on grant date fair value)	750,000	—	n/a
Total Compensation	6,266,400	5,002,500	25

(1)	In 2008, Mr. Maloney’s incentive cash payment was $7,000 higher than previously reported. This amount reflects the correction.

Mr. Perlmutter’s 2009 Compensation

In 2009, the committee elected to hold Mr. Perlmutter’s base salary and annual incentive cash baseline flat. Based on market data, the committee believes that Mr. Perlmutter’s base salary for 2009 was significantly below the 25th percentile for sector heads at our peer group companies. Mr. Perlmutter’s total cash compensation increased 25% in 2009 due to the increased annual incentive plan payout, and the committee believes that his total cash compensation was significantly above the 65th percentile for sector heads in our peer group. In 2009, Mr. Perlmutter received an OSU grant with a target of 134,650 shares. Mr. Perlmutter was also granted a long-term stock option to purchase 52,500 shares and 5,000 long-term RSUs. These represent the third annual installment of a long-term award established in 2007, and thus the size of these awards was the same as in 2007 and 2008, but their grant date fair value declined due to our second quarter 2009 stock price being lower than in 2008. Mr. Perlmutter’s long-term equity award was smaller than Mr. Maloney’s since Mr. Perlmutter’s long-term award was established when he was a Senior Vice President, whereas Mr. Maloney was an Executive Vice President. In addition, he received an investment grant of 158,630 options. Based on grant date fair value, Mr. Perlmutter received a 14% increase in the value of his annual equity awards in 2009 compared to 2008, in line with our target for market competitiveness and with grants to other executive vice presidents. Primarily because of increases in the annual incentive cash payment and his investment grant, Mr. Perlmutter’s total compensation increased 30% for 2009. The committee believes that Mr. Perlmutter’s total compensation was significantly above the 65th percentile. In 2009, the committee compensated Mr. Perlmutter at levels above the target percentile for total compensation because his annual incentive cash payments were above target and because he received an investment grant.

	2009	2008	Change
	($)(1)	($)(1)	(%)
Base Salary	453,900	446,100	2 (2)
Semiannual Incentive Cash Payments	49,400	50,200	(2)
Annual Incentive Cash Payments	1,327,200	970,900	37
Total Cash Compensation	1,830,500	1,467,200	25
Long-Term Equity Awards (based on grant date fair value)	294,900	440,200	(33)
Annual Awards (OSUs for 2009; options and RSUs for 2008) (based on grant date fair value)	3,000,000	2,623,200	14
Investment Grant (based on grant date fair value)	750,000	—	n/a
Total Compensation	5,875,400	4,530,600	30

(1)	Mr. Perlmutter receives his cash compensation in Israeli shekels. The amounts reported above in “Base Salary” and “Annual Incentive Cash Payments” for 2009 were converted to U.S. dollars at a rate of 3.80 shekels per dollar, calculated as of December 24, 2009, and the amounts reported above in “Base Salary” and “Annual Incentive Cash Payments” for 2008 were converted to U.S. dollars at a rate of 3.87 shekels per dollar, calculated as of December 26, 2008.

(2)	Mr. Perlmutter’s base salary was not increased; the change in base salary is due to the change in exchange rates.

OTHER ASPECTS OF OUR EXECUTIVE COMPENSATION PROGRAMS

Post-Employment Compensation Arrangements

Retirement Plans. Intel provides limited post-employment compensation arrangements to executive officers, including the listed officers, consisting of an employee-funded 401(k) savings plan, a discretionary company-funded profit sharing retirement plan, and a company-funded pension plan, each of which is tax-qualified and available to substantially all U.S. employees; and a non-tax-qualified supplemental deferred compensation plan for highly compensated employees.

The Compensation Committee allows the listed officers to participate in these plans to encourage the officers to save for retirement and to assist the company in retaining the listed officers. The deferred compensation plan is intended to promote retention by giving employees an opportunity to save in a tax-efficient manner. The terms governing the retirement benefits under these plans for the executive officers are the same as those available for other eligible employees in the United States. Each plan other than the pension plan results in individual participant balances that reflect a combination of amounts contributed by the company or deferred by the employee, amounts invested at the direction of either the company or the employee, and the continuing reinvestment of returns until the accounts are distributed.

Intel does not make matching contributions based on the amount of employee contributions under any of these plans. The profit sharing retirement plan consists of a discretionary cash contribution determined annually by the committee for executive officers, and by the CEO for other employees. These contribution percentages have historically been the same for executive officers and other employees. For 2009, Intel’s discretionary contribution (including allocable forfeitures) to the profit sharing retirement plan for all eligible U.S. employees, including executive officers, equaled 6% of eligible salary (which included annual and semiannual incentive cash payments as applicable). To the extent that the amount of the contribution is limited by the Internal Revenue Code of 1986, as amended (the tax code), Intel credits the additional amount to the non-qualified deferred compensation plan. Intel invests all of its contributions to the profit sharing retirement plan in a diversified portfolio.

Because the listed officers do not receive preferential or above-market rates of return under the deferred compensation plan, earnings under the plan are not included in the Summary Compensation table, but are included in the Non-Qualified Deferred Compensation table. The investment options available under the non-qualified plan are the same investment options that are available in the 401(k) savings plan.

The benefit provided to listed officers who participate in the pension plan consists of a tax-qualified arrangement that offsets amounts that otherwise would be paid under the non-qualified deferred compensation plan described above. Each participant’s tax-qualified amount in this arrangement was established based on a number of elements, including the participant’s non-qualified deferred compensation plan balance as of December 31, 2003, IRS pension rules that take into consideration age and other factors, and limits set by Intel for equitable administration.

Other Compensation Policies

Personal Benefits. The Compensation Committee supports the goal of management to maintain an egalitarian culture in its facilities and operations. Intel’s executive officers are not entitled to operate under different standards than other employees. Intel does not have programs for providing personal benefit perquisites to executive officers, such as permanent lodging or defraying the cost of personal entertainment or family travel. The company provides air and other travel for Intel’s executive officers for business purposes only. Intel’s company-operated aircraft hold approximately 40 passengers and are used in regularly scheduled routes between Intel’s major U.S. facility locations, and Intel’s use of non-commercial aircraft on a time-share or rental basis is limited to appropriate business-only travel. Intel’s health care, insurance, and other welfare and employee benefit programs are essentially the same for all eligible employees, including executive officers, although the details of the programs may vary by country. Intel shares the cost of health and welfare benefits with its employees, a cost that is dependent on the level of benefits coverage that each employee elects. Intel’s employee loan programs are not available to its executive officers. Intel has no outstanding loans of any kind to any of its executive officers.

Corporate Officer Stock Ownership Guidelines. Because the committee believes in linking the interests of management and stockholders, the Board has set stock ownership guidelines for Intel’s executive officers. The ownership guidelines specify a number of shares that Intel’s executive officers must accumulate and hold within five years of appointment or promotion as an executive officer. The following table lists the specific share requirements. Stock options and unvested RSUs and OSUs do not count toward satisfying these ownership guidelines.

Each of Intel’s listed officers had either satisfied these ownership guidelines or had time remaining to do so as of December 26, 2009.

			Executive Vice	Senior Vice
	CEO	CFO	President	President	Vice President
Minimum Number of Shares	250,000	125,000	100,000	65,000	35,000

Intel Policies Regarding Derivatives or “Short Sales.” Intel prohibits directors, listed officers, and other senior employees from investing in derivative securities of Intel common stock and engaging in short sales or other short-position transactions in Intel common stock. There are limited exceptions from the restriction on derivative securities for company-granted awards, such as employee stock options, RSUs, OSUs and publicly traded convertible securities issued by Intel, and investments in investment funds in which Intel securities do not exceed 10% of the portfolio value.

Intel Policies Regarding Claw-Backs. Intel’s 2007 Executive Officer Incentive Plan and 2006 Equity Incentive Plan include standards for seeking the return (claw-back) from executive officers of incentive cash payments and stock sale proceeds in the event that they had been inflated due to financial results that later had to be restated. The 2007 Executive Officer Incentive Plan and 2006 Equity Incentive Plan, as amended, were approved by stockholders and were included in the Proxy Statements for the 2007 and 2009 annual meetings, respectively, both of which can be found at www.intel.com/intel/annualreports.

Tax Deductibility. Section 162(m) of the tax code places a limit of $1 million on the amount of compensation that Intel may deduct in any one year with respect to its CEO and each of the next three most highly compensated executive officers (excluding the CFO). Certain performance-based compensation approved by stockholders is not subject to this deduction limit. Intel structured its 2006 Equity Incentive Plan with the intention that stock options awarded under this plan would qualify for tax deductibility. However, in order to maintain flexibility and promote simplicity in the administration of these arrangements, other compensation, such as RSUs, OSUs, and payments under the 2007 Executive Officer Incentive Plan, are not designed to qualify for tax deductibility.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee, which is composed solely of independent directors of the Board of Directors, assists the Board in fulfilling its responsibilities with regard to compensation matters, and is responsible under its charter for determining the compensation of Intel’s executive officers. The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management, including our CEO, Paul S. Otellini, and our CFO, Stacy J. Smith. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in Intel’s 2009 Annual Report on Form 10-K (incorporated by reference) and in this proxy statement.

Compensation Committee
David S. Pottruck, Chairman
Reed E. Hundt
John L. Thornton
David B. Yoffie

EXECUTIVE COMPENSATION

The following table lists the annual compensation for the fiscal years 2009, 2008, and 2007 of our CEO, CFO, and our three other most highly compensated executive officers in 2009 (referred to as listed officers).

Summary Compensation

							Change in
							Pension
							Value and
						Non-Equity	Non-Qualified
						Incentive	Deferred	All
				Stock	Option	Plan	Compensation	Other
Name and			Salary	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year		($)	($)	($)	($)	($)	($)	($)
Paul S. Otellini	2009		1,000,000	6,684,000	1,182,000	5,251,500	174,000	290,400	14,581,900
President	2008		1,000,000	4,343,100	2,881,800	3,873,300	—	309,600	12,407,800
Chief Executive Officer	2007		770,000	922,300	6,485,600	3,964,200	—	178,000	12,320,100

Stacy J. Smith	2009		425,000	2,391,700	789,900	1,174,800	74,000	82,100	4,937,500
Senior Vice President	2008		425,000	808,700	1,657,800	871,500	—	85,900	3,848,900
Chief Financial Officer	2007	(1)	314,400	592,900	1,106,400	962,200	—	261,700	3,237,600

Andy D. Bryant	2009		500,000	3,000,000	750,000	1,857,300	178,000	107,800	6,393,100
Executive Vice President,	2008		500,000	894,100	1,729,100	1,311,000	—	130,900	4,565,100
Technology, Manufacturing, and	2007		455,000	686,600	1,216,600	1,673,400	—	114,000	4,145,600
Enterprise Services, and Chief Administrative Officer

Sean M. Maloney	2009		500,000	3,120,700	1,132,600	1,513,100	31,000	96,500	6,393,900
Executive Vice President and	2008	(2)	500,000	1,096,800	2,285,400	1,120,300	—	120,100	5,122,600
General Manager,	2007		390,000	906,300	1,726,200	1,493,900	—	98,300	4,614,700
Intel Architecture Group

David Perlmutter(3)	2009		453,900	3,051,400	993,500	1,376,600	145,600	378,900	6,399,900
Executive Vice President and	2008		446,100	980,300	2,083,100	1,021,100	280,400	311,000	5,122,000
General Manager,	2007		357,200	780,100	1,540,900	1,255,200	300,700	393,700	4,627,800
Intel Architecture Group

Total	2009		2,878,900	18,247,800	4,848,000	11,173,300	602,600	955,700	38,706,300
	2008		2,871,100	8,123,000	10,637,200	8,197,200	280,400	957,500	31,066,400
	2007		2,286,600	3,888,200	12,075,700	9,348,900	300,700	1,045,700	28,945,800

(1)	In 2008, Mr. Smith received a retroactive payment related to his promotion in 2007. We have added $9,400 to the amount reported for him in 2007 in the “Salary” column and $9,200 in the “Non-Equity Incentive Plan Compensation” column.

(2)	In 2008, Mr. Maloney’s “Non-Equity Incentive Plan Compensation” was $7,000 higher than previously reported; this amount has been added to the column.

(3)	Mr. Perlmutter receives his cash compensation in Israeli shekels. The amounts reported above in the “Salary,” “Non-Equity Incentive Plan Compensation,” and certain amounts within the “All Other Compensation” columns were converted to U.S. dollars using a rate of 3.80 shekels per dollar, calculated as of December 24, 2009 for 2009; at a rate of 3.87 shekels per dollar, calculated as of December 26, 2008 for 2008; and at a rate of 3.94 shekels per dollar for 2007.

Total Compensation. Total compensation as reported in the Summary Compensation table increased 25% from 2008 to 2009 for listed officers, primarily because of increases in stock awards and performance-based cash compensation. The increase in stock awards was principally due to the investment grants of options in 2009 and the adoption of OSUs as the primary annual equity vehicle. CEO Paul S. Otellini received total compensation of $14.6 million in 2009, and our other listed officers received total compensation of $24.1 million in 2009.

Equity Awards. Under SEC rules, the values reported in the “Stock Awards” and “Option Awards” columns of the Summary Compensation table reflect the aggregate grant date fair value of grants of stock options and stock awards to each of the listed officers in the years shown.

We calculate the grant date fair value of stock options using the Black-Scholes option pricing model. Because we do not pay or accrue dividends or dividend-equivalent amounts on unvested RSUs, we calculate the grant date fair value of an RSU by taking the value of Intel common stock on the date of grant and reducing it by the present value of dividends expected to be paid on Intel common stock before the RSU vests. We use a Monte Carlo simulation model to calculate the grant date fair value of OSUs.

The following table includes the assumptions used to calculate the aggregate grant date fair value of awards reported for 2009, 2008, and 2007 on a grant-date by grant-date basis.

	Assumptions
		Expected	Risk-Free	Dividend
	Volatility	Life	Interest Rate	Yield
Grant Date	(%)	(Years)	(%)	(%)
1/18/07	26	6.7	4.8	2.2
4/19/07	25	4.8	4.6	2.1
1/17/08	38	7.5	3.6	2.6
4/17/08	34	4.8	2.9	2.5
1/23/09	51	7.5	2.7	4.2
4/16/09	46	4.8	1.6	3.5

Non-Equity Incentive Plan Compensation. The amounts in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation table include annual incentive cash payments made under the EOIP and semiannual incentive cash payments. The allocation of payments was as follows:

			Semiannual
		Annual Incentive	Incentive Cash	Total Incentive
		Cash Payments	Payments	Cash Payments
Name	Year	($)	($)	($)
Paul S. Otellini	2009	5,110,000	141,500	5,251,500
	2008	3,724,000	149,300	3,873,300
	2007	3,840,000	124,200	3,964,200

Stacy J. Smith	2009	1,131,500	43,300	1,174,800
	2008	824,600	46,900	871,500
	2007	924,200	38,000	962,200

Andy D. Bryant	2009	1,800,100	57,200	1,857,300
	2008	1,250,200	60,800	1,311,000
	2007	1,610,400	63,000	1,673,400

Sean M. Maloney	2009	1,460,000	53,100	1,513,100
	2008	1,064,000	56,300 (1)	1,120,300
	2007	1,440,000	53,900	1,493,900

David Perlmutter	2009	1,327,200	49,400	1,376,600
	2008	970,900	50,200	1,021,100
	2007	1,205,400	49,800	1,255,200

(1)	In 2008, Mr. Maloney’s semiannual incentive cash payment was $7,000 higher than previously reported; this amount has been added to the column.

Change in Pension Value and Non-Qualified Deferred Compensation Earnings. Amounts reported represent the actuarial increase in the pension plan arrangement (other than for Mr. Perlmutter). Since the benefit that executive officers have in the tax-qualified pension plan arrangement is a fixed dollar amount payable at age 65, year-to-year differences in the present value of the accumulated benefit arise solely from changes in the interest rate used to calculate present value and the participant’s age becoming closer to age 65. The listed officers (other than for Mr. Perlmutter) had an overall increase in 2009 because the interest rate used to calculate present value decreased from 6.7% for 2008 to 6.1% for 2009. They had a decrease in 2008 because the interest rate increased from 5.6% for 2007 to 6.7% for 2008. Mr. Perlmutter participates in a pension savings plan and a severance plan for Israeli employees, which are explained further in “Retirement Plans for Mr. Perlmutter” following the Pension Benefits for Fiscal Year 2009 table. The changes in pension value reported above are the increases in the balance of the pension savings plan (less Mr. Perlmutter’s contributions) and the increase in the actuarial value for the severance plan.

All Other Compensation. The amounts in the “All Other Compensation” column of the Summary Compensation table include tax-qualified discretionary company contributions to the profit sharing retirement plan, discretionary company contributions credited under the profit sharing component of the non-qualified deferred compensation plan, matching charitable contributions from the Intel Foundation, payments in connection with listed officer relocations, and study fund payments, as detailed in the table below. Amounts included in the “Profit Sharing Retirement Plan Contributions” and “Profit Sharing Deferred Compensation Plan Contributions” columns will be paid to the listed officers only upon retirement, termination, disability, death, or after reaching the age of 70 1/2 for an active employee.

			Profit Sharing
		Profit Sharing	Deferred	Matching		Study
		Retirement Plan	Compensation	Charitable	Relocation	Fund	Total All Other
		Contributions	Plan Contributions	Contributions	Payments	Payments	Compensation
Name	Year	($)	($)	($)	($)	($)	($)
Paul S. Otellini	2009	14,700	275,700	—	—	—	290,400
	2008	13,800	285,800	10,000	—	—	309,600
	2007	15,750	162,250	—	—	—	178,000

Stacy J. Smith	2009	14,700	62,400	5,000	—	—	82,100
	2008	13,800	70,600	1,500 (1)	—	—	85,900
	2007	15,750	35,950	—	210,000 (2)	—	261,700

Andy D. Bryant	2009	14,700	93,100	—	—	—	107,800
	2008	13,800	117,100	—	—	—	130,900
	2007	15,750	98,250	—	—	—	114,000

Sean M. Maloney	2009	14,700	81,800	—	—	—	96,500
	2008	13,800	106,300	—	—	—	120,100
	2007	15,750	82,550	—	—	—	98,300

David Perlmutter(3)	2009	—	—	—	378,900	—	378,900
	2008	—	—	—	311,000	—	311,000
	2007	—	—	—	393,300	400	393,700

(1)	In 2008, the Intel Foundation made a matching charitable contribution on behalf of Mr. Smith in the amount of $1,500, not $4,100 as previously reported; we have subtracted $2,600 from the amount reported for him in 2008 in the “All Other Compensation” column of the Summary Compensation table.

(2)	In 2004, Intel arranged for a third party to provide Mr. Smith with a mortgage on his home in connection with his relocation from England to California. The loan principal was $950,000, the interest rate was 1.16%, and the term was five years. Mr. Smith paid off this mortgage in December 2006 (prior to his becoming an executive officer). In January 2007, Mr. Smith received a one-time payment of $210,000 (including a tax gross-up of $74,000) to replace the benefit that Mr. Smith gave up by paying off the low-interest loan prior to the original due date.

(3)	In 2006, Mr. Perlmutter relocated to the United States from Israel with an original assignment for a two-year period, which has been extended until August 2010. Since this is a temporary assignment, Mr. Perlmutter is receiving a two-way relocation package. This package contains the same elements as a standard Intel employee relocation package. Intel’s relocation packages include monetary allowances and moving services to help employees relocate. The packages are designed to meet the business needs of Intel and the personal needs of Intel employees and their families. Intel’s relocation packages are consistent with market practices and Intel’s compensation philosophy, and are global in scope. Relocation packages apply to all employees, based on set criteria such as duration of the assignment, destination for the assignment, family size, and other needs as applicable.

Grants of Plan-Based Awards in Fiscal Year 2009

The following table presents equity awards and awards granted under our annual and semiannual incentive cash plans in 2009.

									All
									Other			Closing	Grant
				Estimated Future Payouts					Stock		Exercise	Market	Date Fair
				Under					Awards:	All Other	or Base	Price	Value of
				Non-Equity Incentive Plan		Estimated Future Payouts Under			Number	Option	Price of	on	Stock
				Awards		Equity Incentive Plan Awards(1)			of	Awards:	Option	Grant	and
									Shares	Securities	Awards	Date	Option
		Grant	Approval	Target	Maximum	Minimum	Target	Maximum	of Stock	Underlying	($/Sh)	($/Sh)	Awards
Name	Award Type	Date	Date	($)(2)	($)	(#)	(#)	(#)	or Units(#)	Options (#)	(3)	(3)	($)(4)
Paul S. Otellini	Annual Option	4/16/09	1/23/09							250,000	15.67	15.89	1,182,000
	Annual OSU	4/16/09	1/23/09			99,000	300,000	600,000					6,684,000
	Annual Cash			4,200,000	10,000,000
	Semiannual Cash			124,200

Stacy J. Smith	Long-Term Option	1/23/09	1/23/09							45,000	12.99	13.12	208,700
	Long-Term RSU	1/23/09	1/23/09						6,500				66,800
	Investment Option	4/16/09	1/23/09							122,940	15.67	15.89	581,200
	Annual OSU	4/16/09	1/23/09			34,440	104,350	208,700					2,324,900
	Annual Cash			930,000	10,000,000
	Semiannual Cash			38,000

Andy D. Bryant	Investment Option	4/16/09	1/23/09							158,630	15.67	15.89	750,000
	Annual OSU	4/16/09	1/23/09			44,430	134,650	269,300					3,000,000
	Annual Cash			1,410,000	10,000,000
	Semiannual Cash			63,000

Sean M. Maloney	Long-Term Option	1/23/09	1/23/09							82,500	12.99	13.12	382,600
	Long-Term RSU	1/23/09	1/23/09						11,750				120,700
	Investment Option	4/16/09	1/23/09							158,630	15.67	15.89	750,000
	Annual OSU	4/16/09	1/23/09			44,430	134,650	269,300					3,000,000
	Annual Cash			1,200,000	10,000,000
	Semiannual Cash			53,900

David Perlmutter	Long-Term Option	1/23/09	1/23/09							52,500	12.99	13.12	243,500
	Long-Term RSU	1/23/09	1/23/09						5,000				51,400
	Investment Option	4/16/09	1/23/09							158,630	15.67	15.89	750,000
	Annual OSU	4/16/09	1/23/09			44,430	134,650	269,300					3,000,000
	Annual Cash			1,095,000	10,000,000
	Semiannual Cash			49,800

(1)	The “Estimated Future Payouts Under Equity Incentive Plan Awards” columns represent the minimum, target, and maximum number of OSUs that could be received by each listed officer.

(2)	Amounts reported as “Target” are determined by taking the incentive baseline amounts and multiplying them by 3.

(3)	The exercise price was determined based on the average of the high and low price of Intel common stock on the grant date, while the market price on the grant date is the closing price of our common stock on that date.

(4)	The grant date fair value is generally the amount that Intel would expense in its financial statements over the award’s service period but does not include a reduction for forfeitures.

Annual Options. Mr. Otellini’s annual stock options vest in 25% annual increments beginning one year from the date of grant. These stock options expire seven years from the date of grant and have an exercise price of no less than 100% of the market value of the common stock on the date of grant. Also, upon retirement, Mr. Otellini may exercise the stock options for the full remaining life of the award.

Long-Term Options and Long-Term RSUs. Long-term grants generally have a five-year cliff-vesting schedule, meaning that 100% of the grant vests on the fifth anniversary of the date that the grants are awarded. Long-term stock options generally expire 10 years from the grant date.

OSUs. OSUs have a three-year performance period from the grant date, and a 37-month vesting schedule, meaning that the performance metrics are measured over the first 36 months, and then the number of corresponding shares are awarded and vested on the 37th month. The number of shares of Intel common stock to be received at vesting will range from 33% to 200% of the target amount, based on TSR on Intel common stock measured against the benchmark TSR of a peer group over a three-year period. TSR is a measure of stock price appreciation plus any dividends paid during this performance period. See “Outperformance Stock Unit (OSUs) Awards” above for more information about this performance metric.

Annual Cash. Annual incentive cash awards are made under the EOIP. The Compensation Committee sets the incentive baseline amount under the EOIP annually as part of the annual performance review and compensation adjustment cycle, and this incentive baseline amount is then multiplied by a multiplier calculated at the end of the year. This plan mirrors the broad-based plan for employees, with the added feature of an individual performance adjustment.

Each corporate performance component is targeted around a score of 100%, with a minimum score of zero. The committee may adjust Intel’s net income based on qualifying criteria selected by the committee in its sole discretion, as described in the plan. The methodology used to calculate Intel’s adjusted net income for both absolute and relative financial performance is the same. Further details on each component follow:

•	Absolute Financial Component. To determine absolute financial performance, Intel’s current-year adjusted net income is divided by Intel’s average net income over the previous three years. Due to historical volatility in earnings, the committee decided to use a rolling three-year average in the denominator so that Intel does not over- or under-compensate executive officers based on volatility in earnings. Through this component, the committee rewards executive officers for sustained performance. In 2009, Intel’s adjusted net income on a non-GAAP basis was 15% higher than the trailing three-year average.

•	Relative Financial Component. To determine relative financial performance, the committee compares Intel’s annual adjusted net income growth relative to the market comparator group. To determine Intel’s performance relative to the market comparator group, Intel’s adjusted net income percentage growth (plus one) is divided by the simple average (with each group weighted equally) of the annual adjusted net income percentage growth for the S&P 100 (excluding Intel) and the 15 technology companies included in Intel’s peer group (plus one). There is some overlap in the S&P 100 and the 15 technology companies that we have identified (described above in “Compensation Discussion and Analysis; External Competitive Considerations”). We have done this intentionally to provide slightly more weighting to the company’s relative performance compared to the technology companies that are also in the S&P 100. Through this component, the committee rewards executive officers for how well Intel performs compared to a broader market. In 2009, the relative component grew to 1.763 for Intel’s performance relative to the market’s performance, on a non-GAAP basis. This number is driven by Intel’s healthy net income growth on a non-GAAP basis, while the market comparator group experienced an average adjusted net income decline of 29%.

•	Operational Component. Each year, the Compensation Committee approves operational goals and their respective success criteria for measuring operational performance. The operational goals typically link to company performance in several key areas, including financial performance, product design/development roadmaps, manufacturing/cost/productivity improvements, and customer satisfaction. For 2009, the committee approved 25 operational goals, allocated and grouped into the categories described in the following table, with weightings that total 99 points. The goals and success measures are defined within the first 90 days of the performance period. The scoring for each goal ranges from 0 to 1.25 based on the level of achievement reflected in Intel’s confidential internal annual business plan. The results are summed and divided by 99, so that the final operational score is between 0 and 1.25. The operational goals selected by the committee are also used in the broad-based employee annual incentive cash plan and are prepared each year as part of the annual planning process for the company, so that all employees are focused on achieving the same company-wide operational results. These operational goals are derived from a process for tracking and evaluating performance; however, some goals have non-quantitative measures that require some degree of subjective evaluation. Over the past five years, operational goals have scored between 87.9% and 107.6%, with an average result of 100.7%. The operational goals are intended to be a practical and realistic estimate of the coming year based on the data, projections, and analyses that Intel uses in its planning processes. The scores for the year, representing Intel’s achievement of the year’s operational goals, are calculated by senior management and are reviewed and approved by the committee. The company scored 100.4% on its operational goals in 2009, relatively flat compared to 100.5% in 2008.

2009 Operational Goal Categories

Architecture/Platforms – 24 points	Customer Orientation – 25 points
• Next-generation product development	•	Improved roadmap flexibility, delivery
• Graphics leadership		performance, and response rates
	•	Grow brand leadership

Manufacturing/Technology – 25 points	Growth and Execution – 25 points

• Factory performance and costs	•	Revenue goals
• Process technology milestones	•	Growth businesses on track

Semiannual Cash. Semiannual cash awards are made under a broad-based plan based on Intel’s profitability. Listed officers and other eligible employees receive 0.65 days of compensation for every two percentage points of corporate pretax margin, or a payment expressed as days of compensation based on 4.5% of net income divided by the current value of a worldwide day of compensation, whichever is greater. We pay up to an additional two days of compensation for each performance year if Intel achieves its customer satisfaction goals. Because benefits are determined under a formula and the committee does not set a target amount under the plan, under SEC rules the target amounts reported in the table above are the amounts earned in 2009.

Outstanding Equity Awards at Fiscal Year-End 2009

The following table provides information with respect to outstanding equity awards held by the listed officers as of December 26, 2009. Unless otherwise specified, equity awards vest at a rate of 25% per year over four years from the grant date. Market value for stock options is calculated by taking the difference between the closing price of Intel common stock on NASDAQ on the last trading day of the fiscal year ($20.33 on December 24, 2009) and the option exercise price, and multiplying it by the number of outstanding options. Market value for stock awards (RSUs and OSUs) is determined by multiplying the number of shares by the closing price of Intel common stock on NASDAQ on the last trading day of the fiscal year.

	Option Awards							Stock Awards
											Equity	Equity
											Incentive	Incentive
											Plan	Plan
											Awards:	Awards:
											Number	Market
											of	or Payout
										Market	Unearned	Value of
									Number of	Value	Shares,	Unearned
		Number of	Number of						Shares	of Shares	Units, or	Shares,
		Securities	Securities				Market		or Units of	or Units of	Other	Units, or
		Underlying	Underlying				Value		Stock	Stock	Rights	Other
		Unexercised	Unexercised		Option		of		That Have	That Have	That Have	Rights That
		Options	Options		Exercise	Option	Unexercised		Not	Not	Not	Have Not
	Grant	Exercisable	Unexercisable		Price	Expiration	Options	Grant	Vested	Vested	Vested	Vested
Name	Date	(#)	(#)		($)	Date	($)	Date	(#)	($)	(#)(1)	($)
Paul S. Otellini	4/25/00	120,000	—		61.19	4/25/10	—	4/21/06	11,250	228,700
	3/21/01	49,586	—		25.69	3/21/11	—	4/19/07	22,500	457,400
	4/10/01	108,000	—		24.23	4/10/11	—	4/17/08	150,000 (8)	3,049,500
	10/31/01	200,000	—		24.37	10/31/11	—	4/17/08	52,500	1,067,300
	4/9/02	664,000	—		29.33	4/09/12	—	4/16/09			300,000	6,099,000
	1/22/03	150,000	450,000	(2)	16.42	1/22/13	2,346,000
	4/22/03	300,000	—		18.63	4/22/13	510,000
	4/15/04	300,000	—		27.00	4/15/14	—
	2/2/05	100,000	300,000	(3)	22.63	2/02/15	—
	4/21/05	500,000	—		23.16	4/21/12	—
	4/21/06	390,000	130,000		19.51	4/21/13	426,400
	1/18/07	—	700,000	(4)	20.70	1/18/17	—
	4/19/07	260,000	260,000		21.52	4/19/14	—
	4/17/08	125,000	375,000		22.11	4/17/15	—
	4/16/09	—	250,000		15.67	4/16/16	1,165,000

Total		3,266,586	2,465,000				4,447,400		236,250	4,802,900	300,000	6,099,000

Stacy J. Smith	4/25/00	10,000	—		61.19	4/25/10	—	4/21/06	1,750	35,600
	10/10/00	2,000	—		38.81	10/10/10	—	1/18/07	6,500 (9)	132,100
	3/21/01	4,350	—		25.69	3/21/11	—	4/19/07	11,500	233,800
	4/10/01	13,320	—		24.23	4/10/11	—	1/17/08	6,500 (9)	132,100
	10/31/01	10,800	—		24.37	10/31/11	—	4/17/08	25,125	510,800
	11/27/01	15,000	—		31.95	11/27/11	—	1/23/09	6,500 (9)	132,100
	4/9/02	5,000	—		29.33	4/09/12	—	4/16/09			104,350	2,121,400
	4/15/04	16,500	—		27.00	4/15/14	—
	7/15/04	6,000	—		23.36	7/15/14	—
	10/14/04	45,000	15,000	(5)	20.75	10/14/14	—
	4/21/05	40,800	—		23.16	4/21/12	—
	4/21/06	67,500	22,500		19.51	4/21/13	73,800
	1/18/07	—	45,000	(6)	20.70	1/18/17	—
	4/19/07	80,000	80,000		21.52	4/19/14	—
	1/17/08	—	45,000	(6)	19.63	1/17/18	31,500
	4/17/08	58,750	176,250		22.11	4/17/15	—
	1/23/09	—	45,000	(6)	12.99	1/23/19	330,300
	4/16/09	—	122,940		15.67	4/16/16	572,900

Total		375,020	551,690				1,008,500		57,875	1,176,500	104,350	2,121,400

	Option Awards							Stock Awards
											Equity	Equity
											Incentive	Incentive
											Plan	Plan
											Awards:	Awards:
											Number	Market
											of	or Payout
										Market	Unearned	Value of
									Number of	Value	Shares,	Unearned
		Number of	Number of						Shares	of Shares	Units, or	Shares,
		Securities	Securities				Market		or Units of	or Units of	Other	Units, or
		Underlying	Underlying				Value		Stock	Stock	Rights	Other
		Unexercised	Unexercised		Option		of		That Have	That Have	That Have	Rights That
		Options	Options		Exercise	Option	Unexercised		Not	Not	Not	Have Not
	Grant	Exercisable	Unexercisable		Price	Expiration	Options	Grant	Vested	Vested	Vested	Vested
Name	Date	(#)	(#)		($)	Date	($)	Date	(#)	($)	(#)(1)	($)
Andy D. Bryant	4/25/00	90,000	—		61.19	4/25/10	—	4/21/06	3,750	76,200
	3/21/01	37,704	—		25.69	3/21/11	—	4/19/07	16,750	340,500
	4/10/01	108,000	—		24.23	4/10/11	—	4/17/08	32,250	655,600
	10/31/01	108,000	—		24.37	10/31/11	—	4/16/09			134,650	2,737,400
	3/26/02	300,000	100,000	(7)	30.50	3/26/12	—
	4/9/02	404,000	—		29.33	4/09/12	—
	11/25/02	150,000	50,000	(7)	20.23	11/25/12	20,000
	4/15/04	200,000	—		27.00	4/15/14	—
	4/21/05	200,000	—		23.16	4/21/12	—
	4/21/06	135,000	45,000		19.51	4/21/13	147,600
	4/19/07	117,500	117,500		21.52	4/19/14	—
	4/17/08	75,000	225,000		22.11	4/17/15	—
	4/16/09	—	158,630		15.67	4/16/16	739,200

Total		1,925,204	696,130				906,800		52,750	1,072,300	134,650	2,737,400

Sean M. Maloney	4/25/00	79,354	—		61.19	4/25/10	—	4/21/06	3,750	76,200
	3/21/01	35,284	—		25.69	3/21/11	—	1/18/07	11,750 (9)	238,900
	4/10/01	105,575	—		24.23	4/10/11	—	4/19/07	16,750	340,500
	10/31/01	108,000	—		24.37	10/31/11	—	1/17/08	11,750 (9)	238,900
	3/26/02	200,000	200,000	(2)	30.50	3/26/12	—	4/17/08	32,250	655,600
	4/9/02	404,000	—		29.33	4/09/12	—	1/23/09	11,750 (9)	238,900
	11/25/02	100,000	100,000	(2)	20.23	11/25/12	20,000	4/16/09			134,650	2,737,400
	11/25/02	329,707	—		20.23	11/25/12	33,000
	4/22/03	200,000	—		18.63	4/22/13	340,000
	4/15/04	200,000	—		27.00	4/15/14	—
	4/21/05	200,000	—		23.16	4/21/12	—
	4/21/06	135,000	45,000		19.51	4/21/13	147,600
	1/18/07	—	82,500	(6)	20.70	1/18/17	—
	4/19/07	117,500	117,500		21.52	4/19/14	—
	1/17/08	—	82,500	(6)	19.63	1/17/18	57,700
	4/17/08	75,000	225,000		22.11	4/17/15	—
	1/23/09	—	82,500	(6)	12.99	1/23/19	605,600
	4/16/09	—	158,630		15.67	4/16/16	739,200

Total		2,289,420	1,093,630				1,943,100		88,000	1,789,000	134,650	2,737,400

David Perlmutter	4/25/00	30,000	—		61.19	4/25/10	—	4/21/06	3,000	61,000
	3/21/01	12,160	—		25.69	3/21/11	—	4/21/06	5,000 (9)	101,700
	4/10/01	33,600	—		24.23	4/10/11	—	1/18/07	5,000 (9)	101,700
	10/31/01	16,800	—		24.37	10/31/11	—	4/19/07	16,750	340,500
	4/9/02	16,800	—		29.33	4/09/12	—	1/17/08	5,000 (9)	101,700
	11/25/02	39,680	—		20.23	11/25/12	4,000	4/17/08	32,250	655,600
	4/22/03	54,000	—		18.63	4/22/13	91,800	1/23/09	5,000 (9)	101,700
	1/21/04	—	200,000	(2)	32.06	1/21/14	—	4/16/09			134,650	2,737,400
	4/15/04	75,000	—		27.00	4/15/14	—
	4/21/05	100,000	—		23.16	4/21/12	—
	4/21/06	105,000	35,000		19.51	4/21/13	114,800
	4/21/06	—	52,500	(6)	19.51	4/21/16	43,000
	1/18/07	—	52,500	(6)	20.70	1/18/17	—
	4/19/07	117,500	117,500		21.52	4/19/14	—
	1/17/08	—	52,500	(6)	19.63	1/17/18	36,800
	4/17/08	75,000	225,000		22.11	4/17/15	—
	1/23/09	—	52,500	(6)	12.99	1/23/19	385,400
	4/16/09	—	158,630		15.67	4/16/16	739,200

Total		675,540	946,130				1,415,000		72,000	1,463,900	134,650	2,737,400

(1)	OSUs are shown at their target amount. The actual conversion of OSUs into Intel shares following the conclusion of the performance period (37 months following the grant date) will range between 33% and 200% of that target amount, depending upon Intel’s TSR performance versus the TSR benchmark over the applicable three-year performance period and will include the shares from dividend equivalents that are received on the final shares earned and vested. The dividend equivalents will pay out in the form of additional shares.

(2)	Options are exercisable in 25% annual increments beginning six years from the grant date.

(3)	Options are exercisable in 25% annual increments beginning four years from the grant date.

(4)	Options become fully exercisable on the fourth anniversary of the grant date.

(5)	Options are exercisable in 25% annual increments beginning three years from the grant date.

(6)	Options become fully exercisable on the fifth anniversary of the grant date.

(7)	Options are exercisable in 25% annual increments beginning five years from the grant date.

(8)	RSUs start vesting in 25% annual increments beginning four years from the grant date.

(9)	RSUs vest in full five years from the grant date.

Option Exercises and Stock Vested in Fiscal Year 2009

The following table provides information on stock option exercises and vesting of RSUs during fiscal year 2009.

	Option Awards		Stock Awards
	Number of		Number of		Total Value
	Shares	Value	Shares	Value	Realized on
	Acquired on	Realized on	Acquired on	Realized on	Exercise and
	Exercise	Exercise	Vesting	Vesting	Vesting
Name	(#)	($)	(#)	($)	($)
Paul S. Otellini	—	—	40,000	616,500	616,500

Stacy J. Smith	—	—	15,875	245,200	245,200

Andy D. Bryant	—	—	22,875	352,800	352,800

Sean M. Maloney	—	—	22,875	352,800	352,800

David Perlmutter	—	—	22,125	341,300	341,300

Pension Benefits for Fiscal Year 2009

The following table sets forth the estimated present value of accumulated pension benefits for the listed officers.

		Number of Years of	Present Value of
		Credited Service	Accumulated Benefit
Name	Plan Name	(#)	($)(1)
Paul S. Otellini	Pension Plan	n/a	1,282,000

Stacy J. Smith	Pension Plan	n/a	384,000

Andy D. Bryant	Pension Plan	n/a	1,360,000

Sean M. Maloney	Pension Plan	n/a	228,000

David Perlmutter	Pension Savings	n/a	773,100	(2)

	Severance Plan	29	1,129,500	(2)

	Adaptation Plan	29	502,700	(3)

(1)	Until distribution, these benefits are also reflected in the listed officer’s balance reported in the Non-Qualified Deferred Compensation table (other than for Mr. Perlmutter). The amounts of these tax-qualified pension plan arrangements are not tied to years of credited service. Upon termination, the amount that the listed officer receives under the non-qualified deferred compensation plan will be reduced by the amount that he receives under the tax-qualified pension plan arrangement.

(2)	Balance converted from Israeli shekels at an exchange rate of 3.80 shekels per dollar as of December 24, 2009.

(3)	The amount is 11 months of Mr. Perlmutter’s base salary plus insurance benefits converted from Israeli shekels at an exchange rate of 3.80 shekels per dollar as of December 24, 2009.

The pension plan is a defined benefit plan with two components. The first component provides participants with retirement income that is determined by a pension formula based on final average compensation, Social Security covered compensation, and length of service upon separation not to exceed 35 years. It provides pension benefits only to the extent that a participant’s account balance in Intel’s tax-qualified profit sharing retirement plan does not provide a minimum specified level of retirement income, in which case the pension plan funds a benefit that makes up the difference. Accordingly, as of December 26, 2009, none of the amounts included in the table above are associated with this component, other than benefits with a value of $5,000 for Mr. Maloney.

The second component is a tax-qualified pension plan arrangement under which pension benefits offset amounts that otherwise would be paid under the non-qualified deferred compensation plan described below. Employees who were participants in the non-qualified deferred compensation plan as of December 31, 2003 were able to consent to a one-time change to the non-qualified deferred compensation plan’s benefit formula. This change has the effect of reducing the employee’s distribution amount from the non-qualified deferred compensation plan by the lump sum value of the employee’s tax-qualified pension plan arrangement at the time of distribution. Each participant’s pension plan arrangement was established as a fixed amount, designed to provide an annuity at age 65. The annual amount of this annuity is $165,000 for Mr. Bryant and Mr. Otellini; $98,500 for Mr. Smith; and $40,500 for Mr. Maloney.

Each participant’s benefit was set based on a number of elements, including the participant’s non-qualified deferred compensation plan balance as of December 31, 2003, IRS pension rules that take into consideration age and other factors, and limits that Intel sets for equitable administration. The benefit under this portion of the plan is frozen, and accordingly, year-to-year differences in the present value of the accumulated benefit arise solely from changes in the interest rate used to calculate present value and the participant’s age becoming closer to age 65. We calculated the present value assuming that the listed officers will remain in service until age 65, using the discount rate and other assumptions used by Intel for financial statement accounting, as reflected in Note 21 to the financial statements in our Annual Report on Form 10-K for the year ended December 26, 2009. A participant can elect to receive his or her benefit at any time following termination of employment. However, distributions before age 55 may be subject to a 10% federal penalty tax.

Retirement Plans for Mr. Perlmutter. The retirement program of Intel Israel provides employees with benefits covering retirement, premature death, and disability. All employees are eligible, and the government encourages retirement savings with tax incentives. The Intel Israel retirement program has two key components: “pension savings,” which operates as a defined contribution plan, and “severance plan,” which provides a benefit based on final salary and years of service. Every month, Intel Israel and Mr. Perlmutter each contribute a percentage of Mr. Perlmutter’s base salary to his retirement program. Mr. Perlmutter may elect to defer between 5% and 7% of his base salary to pension savings. Intel Israel contributes 5% of Mr. Perlmutter’s base salary to pension savings and another 8.33% to the severance plan, for a total company contribution of 13.33% of base salary to his retirement program. Mr. Perlmutter holds investment discretion over such contributions.

Employees of Intel Israel receive their pension savings account balance upon retirement (age 67 for men and age 64 for women), termination, or voluntary departure. Because the pension savings plan is a traditional defined contribution plan, Intel does not retain any ongoing liability for the funds placed or invested in it. The severance plan is governed by Israeli labor law obligating an employer to compensate the termination of an employee with a payment equal to his or her latest monthly salary multiplied by years of service. Although Israeli labor law requires only involuntary termination to be compensated, Intel’s practice is to pay employees upon voluntary or involuntary separation if such employees were hired prior to 2003.

In addition, employees of Intel Israel may receive a discretionary special retirement amount in a lump sum following an employee’s termination or retirement. This discretionary special retirement amount is called the Adaptation Plan and is available to all employees of Intel Israel. The grant is based on the number of years that an employee has worked at Intel Israel, and an employee must be employed at Intel Israel at least five years to be eligible for the special amount. The maximum amount that an employee could receive is 11 months of his or her base salary and insurance benefits. Based on Mr. Perlmutter’s years of service, he would be eligible for the maximum amount: 11 months of his base salary plus insurance benefits.

Non-Qualified Deferred Compensation for Fiscal Year 2009

The following table shows the non-qualified deferred compensation activity for each listed officer during fiscal year 2009.

			Aggregate
	Executive	Intel	Earnings	Aggregate
	Contributions	Contributions	(Losses)	Balance
	in Last	in Last	in Last	at Last Fiscal
	Fiscal Year	Fiscal Year	Fiscal Year	Year-End
Name	($)(1)	($)(2)	($)(3)	($)(4)
Paul S. Otellini	6,700	275,700	1,198,000	5,515,400

Stacy J. Smith	333,700	62,400	412,900	2,384,500

Andy D. Bryant	675,100	93,100	1,245,700	6,988,100

Sean M. Maloney	—	81,800	184,000	880,500

David Perlmutter	—	—	—	—

(1)	Amounts included in the Summary Compensation table in the “Salary” and “Non-Equity Incentive Plan Compensation” columns.

(2)	Amounts included in the Summary Compensation table in the “All Other Compensation” column.

(3)	These amounts are not included in the Summary Compensation table because plan earnings were not preferential or above market.

(4)	The following amounts were reported as compensation to the listed officers in the Summary Compensation table for 2006, 2007 and 2008 (except for Mr. Smith, who was not a listed officer in 2006): Mr. Otellini, $800,900; Mr. Smith, $542,500; Mr. Bryant, $990,800; and Mr. Maloney, $545,200. Fiscal year-end balances also reflect a correction of the 2008 fiscal year-end balances taken during 2009 due to valuation errors by a third-party fund administrator.

Intel will distribute the balances reported in the Non-Qualified Deferred Compensation table (plus any future contributions or earnings) to the listed officers in the manner that the officers have chosen under the plan’s terms. The balance reported in the table above includes the offset amount that the employee would receive under the tax-qualified pension plan arrangement; the actual amount distributed under this plan will be reduced by the benefit under the pension plan arrangement. See the Pension Benefits table above for these amounts.

The following table summarizes the total contributions made by the participant and Intel, including gains and losses attributable to such contributions, that were previously reported (or that would have been reported had the participant been a listed officer for all years) in the Summary Compensation table over the life of the plan.

	Aggregate Executive	Aggregate Intel
	Deferrals over	Contributions over
	Life of Plan	Life of Plan
Name	($)	($)
Paul S. Otellini	2,835,500	2,679,900

Stacy J. Smith	2,168,400	216,100

Andy D. Bryant	5,231,500	1,756,600

Sean M. Maloney	256,900	623,600

David Perlmutter	—	—

Intel’s non-qualified deferred compensation plan allows highly compensated employees, including executive officers, to defer up to 50% of their salary and 100% of their annual incentive cash payment. Gains on equity compensation are not eligible for deferral. Intel’s contributions to the employee’s account represent the portion of Intel’s profit sharing contribution on eligible compensation (consisting of base salary and annual and semiannual incentive cash payments) earned in excess of the tax code covered compensation limit of $245,000 in 2009. Intel’s contributions are subject to the same vesting provisions as the profit sharing retirement plan. As of January 1, 2008, after two years of service, Intel’s contributions vest in 20% annual increments until the participant is 100% vested after six years of service. Intel’s contributions also vest in full upon death, disability, or reaching the age of 60, regardless of years of service. All listed officers are fully vested in the value of Intel’s contributions, as they each have more than six years of service.

Intel does not provide a guaranteed rate of return on these funds. Thus, the amount of earnings that a participant receives depends on the participant’s investment elections for his or her deferrals and on the performance of the company-directed diversified portfolio for Intel’s contributions. The non-qualified deferred compensation plan offers the same investment choices as the 401(k) savings plan with respect to participant investments and uses the same company-directed diversified portfolio as the profit sharing retirement plan with respect to Intel’s profit sharing contribution. Prior to 2008, upon enrollment, participants made a one-time, irrevocable distribution election: a lump sum in the year of employment termination, a lump sum in March of the year following the year of termination, or annual installments over five or 10 years. Beginning with the 2008 plan year, Intel provided participants with the flexibility to begin receiving their annual distributions at separation or a future date not less than 36 months from the deferral election date. Participants may make a hardship withdrawal under specific circumstances.

Employment Contracts and Change in Control Arrangements

All of Intel’s employees, including the executive officers, are employed at will without employment agreements (subject only to the effect of local labor laws). From time to time, we have implemented voluntary separation programs to encourage headcount reduction in particular parts of the company, and these programs have offered separation payments to departing employees. However, executive officers generally have not been eligible for any of these programs, nor do we generally retain executive officers following retirement on a part-time or consultancy basis.

Other Potential Post-Employment Payments

SEC rules require companies to report the amount of benefits that are triggered by termination of employment. These amounts are reported in the second and third columns of the following tables under the headings “Accelerated Option Awards” and “Accelerated Stock Awards,” respectively. We do not maintain arrangements for listed officers that are triggered by a change of control.

The columns in the tables below report the value of all forms of compensation that would be available to the listed officers upon the specified events, an amount that is sometimes referred to as the “walk-away” amount. This amount includes the value of vested equity awards that the listed officer is entitled to regardless of whether his employment terminated, and the value of vested deferred compensation and retirement benefits that are also reported in the tables above.

The amounts in the tables assume that the listed officer left Intel effective December 26, 2009 and are based on the price per share of Intel common stock on that date of $20.33. Amounts actually received should any of the listed officers cease to be employed will vary based on factors such as the timing during the year of any such event, the company’s stock price, the executive officer’s age, and any changes to our benefit arrangements and policies.

Voluntary Termination/Retirement

	Accelerated	Accelerated	Previously			Profit
	Option	Stock	Vested	Deferred	Pension	Sharing		Medical	2009
	Awards	Awards	Option	Compensation	Plan	Retirement	401(k) Plan	Benefits	Total
Name	($)	($)	Awards ($)	($)	($)	Plan ($)	($)	($)(1)	($)
Paul S. Otellini	397,900	6,912,200	1,416,300	5,515,400	1,433,600	1,349,100	631,300	52,500	17,708,300

Stacy J. Smith	—	—	55,400	2,384,500	478,600	408,700	327,500	—	3,654,700

Andy D. Bryant	221,700	3,202,500	125,700	6,988,100	1,464,600	1,083,200	814,500	42,000	13,942,300

Sean M. Maloney	221,700	3,202,500	493,700	880,500	264,900	167,100	—	40,500	5,270,900

David Perlmutter(2)	213,500	3,187,200	181,900	—	2,405,300 (3)	—	—	—	5,987,900

(1)	Sheltered Employee Retirement Medical Account funds can be used only to pay premiums under the Intel Retiree Medical Plan.

(2)	The amount in the “Pension Plan” column was converted to U.S. dollars at a rate of 3.80 shekels per dollar.

(3)	The amount in the “Pension Plan” column includes the discretionary Adaptation Plan in the amount of $502,700, which is 11 months of Mr. Perlmutter’s base salary and insurance benefits.

Death or Disability

	Accelerated	Accelerated	Previously			Profit
	Option	Stock	Vested	Deferred	Pension	Sharing		Medical	2009
	Awards	Awards	Option	Compensation	Plan	Retirement	401(k) Plan	Benefits	Total
Name	($)	($)	Awards ($)	($)	($)	Plan ($)	($)	($)(1)	($)
Paul S. Otellini	3,031,100	10,901,900	1,416,300	5,515,400	1,433,600	1,349,100	631,300	52,500	24,331,200

Stacy J. Smith	953,100	3,297,900	55,400	2,384,500	478,600	408,700	327,500	—	7,905,700

Andy D. Bryant	781,100	3,809,700	125,700	6,988,100	1,464,600	1,083,200	814,500	42,000	15,108,900

Sean M. Maloney	1,449,400	4,526,400	493,700	880,500	264,900	167,100	—	40,500	7,822,500

David Perlmutter(2)	1,233,100	4,201,300	181,900	—	2,405,300 (3)	—	—	—	8,021,600

(1)	Sheltered Employee Retirement Medical Account funds can be used only to pay premiums under the Intel Retiree Medical Plan.

(2)	The amount in the “Pension Plan” column was converted to U.S. dollars at a rate of 3.80 shekels per dollar.

(3)	The amount in the “Pension Plan” column includes the discretionary Adaptation Plan in the amount of $502,700, which is 11 months of Mr. Perlmutter’s base salary and insurance benefits.

Equity Incentive Plans

Under the standard grant agreements for options granted under our equity incentive plans, the option holder generally has 90 days to exercise options that vested on or before the date that employment ends (other than for death, disability, retirement, or discharge for misconduct). The option holder’s estate may exercise vested options upon the holder’s death for a period of 365 days, unless the options’ expiration date occurs first. Similarly, the option holder may exercise vested options upon termination due to disability or retirement for a period of 365 days, unless the options’ expiration date occurs first. Upon disability or death, all unvested options and RSUs become 100% vested. Options and RSUs are subject to retirement vesting under the rule of Age 60 or the Rule of 75, but not both. Upon retirement under the rule of Age 60, for every five years of service, the holder receives one additional year of vesting. Upon retirement under the Rule of 75, when the holder’s age and years of service equal at least 75, the holder receives one additional year of vesting. Additional years of vesting means that any options or RSUs scheduled to vest within the number of years from the retirement date determined under the rule of Age 60 or Rule of 75 will be vested on the holder’s retirement date.

Non-Qualified Deferred Compensation Plan and Pension Plan

Each of the listed officers is fully vested in the non-qualified deferred compensation plan discussed above. If a listed officer ended employment with Intel on December 26, 2009, for any reason, the account balances set forth in the Non-Qualified Deferred Compensation table would continue to be adjusted for earnings and losses in the investment choices selected by the officer until paid, pursuant to the distribution election made by the officer. As discussed above, the amount payable under the non-qualified deferred compensation plan has been reduced to reflect the offset amount payable under the tax-qualified pension plan arrangement as of December 26, 2009. The benefit amounts set forth in the Pension Benefits table would continue to be adjusted based on actuarial assumptions until paid to the officer.

Profit Sharing Retirement Plan

Effective January 1, 2008, after two years of service, Intel’s contributions vest in 20% annual increments until the participant is 100% vested after six years. Intel’s contributions vest in full upon death, disability, or reaching the age of 60, regardless of years of service. All listed officers are fully vested in the value of Intel’s contributions, as they each have more than six years of service to Intel. Eligible U.S. Intel retirees (including executive officers) receive a prorated profit sharing contribution for the year in which they retire. The contribution is calculated based on eligible earnings in the year of retirement.

401(k) Savings Plan

Intel does not match the participant’s contributions to his or her 401(k) savings plan. Each participant is always fully vested in the value of his or her contributions under the plan.

Medical Benefits

The Intel Retiree Medical Program, which consists of the Intel Retiree Medical Plan and the Sheltered Employee Retirement Medical Account, is designed to provide access to medical coverage for eligible U.S. Intel retirees (including executive officers) and their eligible spouses or domestic partners. Intel establishes an interest-earning medical account upon retirement and provides a one-time credit of $1,500 for each year of service to eligible retirees that may be used to offset the cost of coverage under the medical plan. The goal of the medical plan is to provide access to coverage for eligible retirees age 65 and older (Medicare eligible) and eligible early retirees who are unable to purchase health insurance coverage elsewhere. All of the medical plan’s costs are passed on to the enrolled members. The medical plan includes medical coverage, mental health benefits, chiropractic benefits, a prescription drug program, and vision benefits. It excludes dental coverage. Medical plan benefits vary depending on Medicare eligibility. Non-retirement post-employment coverage is made available as required by law, with the premiums paid by the participant.

REPORT OF THE AUDIT COMMITTEE

As described more fully in its charter, the purpose of the Audit Committee is to assist the Board in its general oversight of Intel’s financial reporting, internal controls, and audit functions. Management is responsible for the preparation, presentation, and integrity of Intel’s financial statements; accounting and financial reporting principles; internal controls; and procedures designed to reasonably assure compliance with accounting standards, applicable laws, and regulations. Intel has a full-time Internal Audit department that reports to the Audit Committee and to management. This department is responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of Intel’s system of internal controls related, for example, to the reliability and integrity of Intel’s financial information and the safeguarding of Intel’s assets.

Ernst & Young LLP, Intel’s independent registered public accounting firm, is responsible for performing an independent audit of Intel’s consolidated financial statements in accordance with generally accepted auditing standards and expressing an opinion on the effectiveness of Intel’s internal control over financial reporting. In accordance with law, the Audit Committee has ultimate authority and responsibility for selecting, compensating, evaluating, and, when appropriate, replacing Intel’s independent audit firm. The Audit Committee has the authority to engage its own outside advisers, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisers hired by management.

Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent audit firm; nor can the Audit Committee certify that the independent audit firm is “independent” under applicable rules. The Audit Committee serves a Board-level oversight role, in which it provides advice, counsel, and direction to management and to the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial, and accounting matters.

The Audit Committee has an agenda for the year that includes reviewing Intel’s financial statements, internal control over financial reporting, and audit matters. The Audit Committee meets each quarter with Ernst & Young, Intel’s Chief Audit Executive, and management to review Intel’s interim financial results before the publication of Intel’s quarterly earnings press releases. Management’s and the independent audit firm’s presentations to, and discussions with, the Audit Committee cover various topics and events that may have significant financial impact and/or are the subject of discussions between management and the independent audit firm. In addition, the Audit Committee generally oversees Intel’s internal compliance programs. The Audit Committee reviews and discusses with management and the Chief Audit Executive Intel’s major financial risk exposures and the steps that management has taken to monitor and control such exposures. In accordance with law, the Audit Committee is responsible for establishing procedures for the receipt, retention, and treatment of complaints received by Intel regarding accounting, internal accounting controls, or auditing matters, including the confidential, anonymous submission by Intel’s employees, received through established procedures, of any concerns regarding questionable accounting or auditing matters.

Among other matters, the Audit Committee monitors the activities and performance of Intel’s internal auditors and independent registered public accounting firm, including the audit scope, external audit fees, auditor independence matters, and the extent to which the independent audit firm can be retained to perform non-audit services. Intel’s independent audit firm has provided the Audit Committee with the written disclosures and the letter required by the Public Company Accounting Oversight Board (PCAOB) regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent audit firm and management that firm’s independence.

In accordance with Audit Committee policy and the requirements of law, the Audit Committee pre-approves all services to be provided by Ernst & Young. Pre-approval includes audit services, audit-related services, tax services, and other services. In some cases, the full Audit Committee provides pre-approval for up to a year related to a particular defined task or scope of work and subject to a specific budget. In other cases, the chair of the Audit Committee has the delegated authority from the Audit Committee to pre-approve additional services, and the chair then communicates such pre-approvals to the full Audit Committee.

The Audit Committee has reviewed and discussed with management its assessment and report on the effectiveness of Intel’s internal control over financial reporting as of December 26, 2009, which it made using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in “Internal Control—Integrated Framework.” The Audit Committee also has reviewed and discussed with Ernst & Young its review and report on Intel’s internal control over financial reporting. Intel published these reports in its Annual Report on Form 10-K for the year ended December 26, 2009, which Intel filed with the SEC on February 22, 2010.

The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2009 with management and Ernst & Young, management represented to the Audit Committee that Intel’s audited financial statements were prepared in accordance with U.S. generally accepted accounting principles, and Ernst & Young represented that their presentations to the Audit Committee included the matters required to be discussed with the independent registered public accounting firm by PCAOB Rule 3200T regarding “Communication with Audit Committees.” This review included a discussion with management of the quality, not merely the acceptability, of Intel’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in Intel’s financial statements, including the disclosures related to critical accounting estimates.

In reliance on these reviews and discussions, and the reports of Ernst & Young, the Audit Committee has recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in Intel’s Annual Report on Form 10-K for the year ended December 26, 2009.

Audit Committee
Susan L. Decker, Chairman
John J. Donahoe
James D. Plummer
Jane E. Shaw
Frank D. Yeary

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Ernst & Young LLP has been our independent audit firm since our incorporation in 1968, and the Audit Committee has selected Ernst & Young as our independent audit firm for the fiscal year ending December 25, 2010. Among other matters, the Audit Committee concluded that current requirements for audit partner rotation, auditor independence through limitation of services, and other regulations affecting the audit engagement process substantially assist in supporting auditor independence despite the long-term nature of Ernst & Young’s services to Intel. In accordance with applicable regulations on partner rotation, Ernst & Young’s primary engagement partner for our audit was changed for 2005 and is changing for 2010, and the concurring/reviewing partner for our audit was changed in 2009.

As a matter of good corporate governance, the Audit Committee submits its selection of the independent audit firm to our stockholders for ratification. If the selection of Ernst & Young is not ratified by the majority of the shares of common stock present or represented at the annual meeting and entitled to vote on the matter, the Audit Committee will review its future selection of an independent registered public accounting firm in light of that vote result.

Representatives of Ernst & Young attended all meetings of the Audit Committee in 2009. The Audit Committee pre-approves and reviews audit and non-audit services performed by Ernst & Young as well as the fees charged by Ernst & Young for such services. In its pre-approval and review of non-audit service fees, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the auditors’ independence. For additional information concerning the Audit Committee and its activities with Ernst & Young, see “Corporate Governance” and “Report of the Audit Committee” in this proxy statement. We expect that a representative of Ernst & Young will attend the annual meeting, and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to questions from stockholders.

Fees Paid to Ernst & Young LLP

The following table shows the fees for audit and other services provided by Ernst & Young for fiscal years 2009 and 2008. All figures are net of Value Added Tax and other similar taxes assessed by non-U.S. jurisdictions on the amount billed by Ernst & Young. All of the services described in the following fee table were approved in conformity with the Audit Committee’s pre-approval process.

	2009 Fees	2008 Fees
	($)	($)
Audit Services	13,089,000	13,735,000
Audit-Related Services	590,000	2,147,000
Tax Services	54,000	—
All Other Services	132,000	119,000
Total	13,865,000	16,001,000

Audit Services. This category includes the audit of our annual financial statements, Ernst & Young’s audit of our internal control over financial reporting, review of financial statements included in our Form 10-Q quarterly reports, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements; statutory audits required by non-U.S. jurisdictions; preparation of an annual “management letter” on internal control matters; comfort letters; and consents issued in connection with SEC filings.

Audit-Related Services. This category consists of assurance and related services provided by Ernst & Young that are reasonably related to the performance of the audit or review of our financial statements and are not included in the fees reported in the table above under “Audit Services.” The services for the fees disclosed under this category include audits related to the divestiture of Intel businesses, and benefit plan audits.

Tax Services. This category consists of tax services provided with respect to tax compliance and tax preparation.

All Other Services. This category consists of fees for the following: agreed-upon procedures for a research and development grant program audit in Ireland and an annual subscription fee to Ernst & Young for accounting literature.

The Board of Directors recommends that you vote “FOR” the ratification of the selection of Ernst & Young as our independent registered public accounting firm for 2010.

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board of Directors is aware of the significant interest in executive compensation matters by investors and the general public, and in the idea of U.S. public corporations proposing advisory votes on compensation practices for executive officers (commonly referred to as a “say on pay” proposal). In light of this public sentiment, and as a matter of good corporate governance, in 2009 Intel began the practice of voluntarily submitting a “say on pay” proposal for stockholder vote.

While this advisory vote on executive compensation is non-binding, the Board and the Compensation Committee will review the voting results and seek to determine the cause or causes of any significant negative voting result. Voting results provide little detail by themselves, and the company would consult directly with stockholders to better understand issues and concerns not previously presented. The Board and management understand that it is useful and appropriate to seek the views of stockholders when considering the design and initiation of executive compensation programs. Intel expects to continue to engage regularly with stockholders concerned with executive compensation or any other matter. Stockholders who want to communicate with Intel’s Board or management should refer to “Other Matters; Communicating with Us” in this proxy statement for additional information.

The Board of Directors asks you to consider the following statement:

“Do you approve of the Compensation Committee’s executive compensation philosophy, policies, and procedures as described in the ‘Compensation Discussion and Analysis’ section of this proxy statement?”

The Board of Directors recommends that you vote in favor of the Compensation Committee’s compensation philosophy, policies, and procedures as described in “Compensation Discussion and Analysis” by voting “FOR” this proposal.

ADDITIONAL MEETING INFORMATION

Proxy Solicitation. We will bear the expense of soliciting proxies, and we have retained D. F. King & Co., Inc. to solicit proxies for a fee of less than $20,000 plus a reasonable amount to cover expenses. Our directors, officers, and other employees, without additional compensation, may also solicit proxies personally or in writing, by telephone, e-mail, or otherwise. We are required to request that brokers, banks, and other nominees who hold stock in their names furnish our proxy materials to the beneficial owners of the stock, and we must reimburse these brokers, banks, and other nominees for the expenses of doing so in accordance with statutory fee schedules. We currently estimate that this reimbursement will cost us more than $3 million.

Inspector of Elections. Broadridge Financial Solutions, Inc. has been engaged as our independent inspector of elections to tabulate stockholder votes for the 2010 annual meeting.

Stockholder List. Intel’s list of stockholders as of March 22, 2010 will be available for inspection for 10 days prior to the 2010 annual meeting. If you want to inspect the stockholder list, call our Investor Relations department at (408) 765-1480 to schedule an appointment.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, among others, to file with the SEC and NASDAQ an initial report of ownership of our stock on Form 3 and reports of changes in ownership on Form 4 or Form 5. Persons subject to Section 16 are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. As a matter of practice, our administrative staff assists our executive officers and directors in preparing initial ownership reports and reporting ownership changes, and typically files those reports on their behalf. Based solely on a review of the copies of such forms in our possession and on written representations from reporting persons, we believe that during fiscal 2009 all of our executive officers and directors filed the required reports on a timely basis under Section 16(a).

2010 Stockholder Proposals or Nominations. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, some stockholder proposals may be eligible for inclusion in our 2011 proxy statement. These stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to our principal executive offices in care of our Corporate Secretary by one of the means discussed below under “Communicating with Us.” Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received. We must receive all submissions no later than the close of business (5:00 p.m. Pacific Standard Time) on December 3, 2010.

We strongly encourage any stockholder interested in submitting a proposal to contact our Corporate Secretary in advance of this deadline to discuss the proposal, and stockholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement. Our Corporate Governance and Nominating Committee reviews all stockholder proposals and makes recommendations to the Board for action on such proposals. For information on recommending individuals for consideration as nominees, see the “Corporate Governance” section of this proxy statement.

In addition, under our Bylaws, any stockholder intending to nominate a candidate for election to the Board or to propose any business at our 2011 annual meeting, other than precatory (non-binding) proposals presented under Rule 14a-8, must give notice to our Corporate Secretary between December 3, 2010 and February 16, 2011, unless the notice also is made pursuant to Rule 14a-8. The notice must include information specified in our Bylaws, including information concerning the nominee or proposal, as the case may be, and information about the stockholder’s ownership of and agreements related to our stock. If the 2011 annual meeting is held more than 30 days from the anniversary of the 2010 annual meeting, the stockholder must submit notice of any such nomination and of any such proposal that is not made pursuant to Rule 14a-8 by the later of the 60th day before the 2011 annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. We will not entertain any proposals or nominations at the annual meeting that do not meet the requirements set forth in our Bylaws. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination. The Bylaws are posted on our web site at www.intc.com/corp_docs.cfm. To make a submission or to request a copy of our Bylaws, stockholders should contact our Corporate Secretary. We strongly encourage stockholders to seek advice from knowledgeable counsel before submitting a proposal or a nomination.

Financial Statements. Our financial statements for the year ended December 26, 2009 are included in our 2009 Annual Report to Stockholders, which we are providing to our stockholders at the same time as this proxy statement. Our annual report and this proxy statement are also posted on our web site at www.intel.com/intel/annualreports. If you have not received or do not have access to the annual report, call our Investor Relations department by one of the means set forth below, and we will send a copy to you without charge; or send a written request to Intel Corporation, Attn: Investor Relations, M/S RNB-4-148, 2200 Mission College Blvd., Santa Clara, California 95054-1549.

Communicating with Us. Visit our main Internet site at www.intel.com for information on our products and technologies, marketing programs, worldwide locations, customer support, and job listings. Our Investor Relations site at www.intc.com contains stock information, earnings and conference webcasts, annual reports, corporate governance and historical financial information, and links to our SEC filings.

If you would like to contact us, call our Investor Relations department at (408) 765-1480, or send correspondence to Intel Corporation, Attn: Investor Relations, M/S RNB-4-148, 2200 Mission College Blvd., Santa Clara, California 95054-1549. If you would like to communicate with our Board, see the procedures described in “Corporate Governance; Communications from Stockholders to Directors.”

You can contact our Corporate Secretary via e-mail at corporate.secretary@intel.com, by fax to (408) 653-8050, or by mail to Cary Klafter, Intel Corporation, M/S RNB-4-151, 2200 Mission College Blvd., Santa Clara, California 95054-1549 to communicate with the Board, suggest a director candidate, make a stockholder proposal, provide notice of an intention to nominate candidates or introduce business at the annual meeting, or revoke a prior proxy instruction.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Intel stock but who share the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Notice of Internet Availability of Proxy Materials and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our Notice of Internet Availability of Proxy Materials, annual report, or proxy statement mailed to you, please submit a request to our Corporate Secretary at the address specified above under “Other Matters; Communicating with Us,” or call our Investor Relations department at (408) 765-1480, and we will promptly send you what you have requested. However, please note that if you want to receive a paper proxy or voting instruction form or other proxy materials for purposes of this year’s annual meeting, follow the instructions included in the Notice of Internet Availability that was sent to you. You can also contact our Investor Relations department at the phone number above if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

By Order of the Board of Directors

Cary I. Klafter
Corporate Secretary

Santa Clara, California
April 2, 2010

Intel and Intel logo are trademarks of Intel Corporation in the U.S. and other countries.
*Other names and brands may be claimed as the property of others.

INVESTOR RELATIONS 2200 MISSION COLLEGE BLVD SANTA CLARA, CA 95054 VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M20408-P89000-Z51861 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY INTEL CORPORATION A. Proposals—The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3: 1. Election of Directors Nominees: 1a. Charlene Barshefsky 1b. Susan L. Decker 1c. John J. Donahoe 1d. Reed E. Hundt 1e. Paul S. Otellini 1f. James D. Plummer 1g. David S. Pottruck 1h. Jane E. Shaw 1i. Frank D. Yeary 1j. David B. Yoffie For Against Abstain 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 2. Ratification of selection of Ernst & Young LLP as our independent registered public accounting firm for the current year 3. Advisory vote on executive compensation NOTE: Such other business as may properly come before the meeting or any adjournment thereof. For Against Abstain 0 0 0 0 0 0 B. Authorized Signatures—This section must be completed for your vote to be counted.—Date and Sign Below Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please state full title. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. M20409-P89000-Z51861 Proxy — Intel Corporation Notice of 2010 Annual Meeting of Stockholders May 19, 2010, 8:30 a.m. Pacific Time Intel Corporation Building SC-12, 3600 Juliette Lane, Santa Clara, CA 95054 Proxy Solicited by Board of Directors for Annual Meeting — May 19, 2010 Jane E. Shaw, Paul S. Otellini, Cary I. Klafter, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Intel Corporation to be held on May 19, 2010 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR item 1 (Election of Directors), FOR item 2 (Ratification of Selection of Independent Registered Public Accounting Firm), FOR item 3 (Advisory Vote on Executive Compensation). In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.)